IMPLEMENTATION AND MANAGEMENT WARRANTY DEED

AMONG
EACH WARRANTOR
THE COMPANY
AND
THE BUYER

September 20, 2018

CONTENTS
Clause    Page
1.INTERPRETATION    1
2.EFFECT    16
3.PRE-COMPLETION OBLIGATIONS    17
4.MANAGEMENT WARRANTIES    19
5.COMPLETION AND FIRST CLOSING DATE    21
6.POST COMPLETION UNDERTAKINGS    22
7.PRESERVATION OF INFORMATION    24
8.CONFIDENTIALITY    25
9.GENERAL    26
10.ENTIRE AGREEMENT    27
11.ASSIGNMENT    27
12.NOTICES    28
13.SERVICE OF PROCESS    29
14.INVALIDITY    29
15.COUNTERPARTS    29
16.DELIVERY    29
17.GOVERNING LAW AND JURISDICTION    29
Schedule 1 Management Warranties31
Schedule 2 Limitations and Remedies62
Schedule 3 Conduct Of Business Pending Completion68
Schedule 4 Warrantors72

THIS IMPLEMENTATION AND MANAGEMENT WARRANTY DEED (this “Deed”) is made as of September 20, 2018
AMONG:

(1)	The Persons whose names and addresses are set out in Schedule 4 to this Deed (collectively, the “Warrantors” and each a “Warrantor”);

(2)
NewVoiceMedia Limited a company incorporated in England & Wales (registered no. 03602868), whose registered office is at NewVoiceMedia House, Jays Close, Basingstoke, Hampshire RG22 4BS (the “Company”); and

(3)	Vonage Holdings Corp. a company incorporated in Delaware, whose principal place of business is at 23 Main Street, Holmdel, New Jersey 07733, United States (the “Buyer”).

For purposes of this Deed, capitalized terms not otherwise defined herein shall have the meanings specified in Clause 1.3.
INTRODUCTION

(A)
On the date hereof, the respective boards of directors of the Company and the Buyer announced that they had reached agreement on the terms of a recommended offer (the “Offer”) to be made by the Buyer to acquire all of the issued and outstanding, and to be issued, shares (the “Shares”) in the capital of the Company.

(B)
In connection with the Offer and on the terms set out in this Deed, (i) each Warrantor has agreed to give the Management Warranties; and (ii) each Warrantor and the Company has agreed to comply, or procure compliance with, certain obligations relating to the conduct of business prior to Completion.

(C)	The Buyer can only make Claims if the Offer is completed in accordance with its terms.
IT IS AGREED:

1.	INTERPRETATION

1.1	The Schedules form part of this Deed and have the same force and effect as if set out in the body of this Deed. Any reference to this Deed includes the Schedules.

1.2	References to a document in the “agreed form” are to that document in the form agreed to and initialled for the purposes of identification by or on behalf of the Company and the Buyer.

1.3	In this Deed, the following terms have the meanings specified or referred to in this Clause 1.3, which meanings shall be equally applicable to both the singular and plural forms.

“Accounts” means the audited consolidated accounts of the Company and the accounts of the Company Subsidiaries (prepared under section 398 or 399 of the Companies Act 2006) for the accounting period ended on the Accounts Date, including the statement of financial position as at the Accounts Date and the statement of comprehensive income, statement of cash flows and statement of changes in equity for the accounting period ended on the Accounts Date, and the related notes to such accounts as required by law and applicable accounting standards.
“Accounts Date” means 31 January 2018.
“Acquired Companies” means, collectively, the Company and the Company Subsidiaries.
“Acquisition Facility” has the meaning set forth in Clause 11.2.2.
“Act” has the meaning set forth in Clause 9.6.
“Action” means any claim, action, hearing, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, whether civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Affiliate” means, with respect to any Person, any other Person which directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under Common Control with such Person.
“Aggregate Cap” means, in respect of each Warrantor, the amount set out against such Warrantor’s name in column (4) of the table in Schedule 4.
“Allocable Share” means, with respect to each Warrantor, the percentage set forth opposite such Warrantor’s name in Schedule 4.
“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, UK Bribery Act 2010, and all other applicable anti-corruption Laws.
“Anti-Money Laundering Laws” means laws and regulations related to terrorism financing or money laundering, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “PATRIOT Act”) (Title III of Pub. L. 107-56), and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”) (31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the UK Proceeds of Crime Act 2002, the UK Terrorism Act 2000, as amended, or any non-U.S. Laws related to terrorism financing or money laundering as applicable to any of the Acquired Companies.
“Benefit Plans” means, collectively, a plan, program, policy, practice, contract or other arrangement providing for compensation, severance, vesting acceleration, change in control pay, termination pay, deferred compensation, profit-sharing, bonuses, commission or other incentives, performance awards, stock or stock-related awards, insurance coverage, vacation or other paid-time off benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, postretirement or retiree welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether or not subject to ERISA, whether written or unwritten, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, that is sponsored by, or has been maintained, contributed to, or required to be sponsored, maintained or contributed to, by any of the Acquired Companies or any ERISA Affiliate for the benefit of any current or former employee, worker, independent contractor or director of any of the Acquired Companies or any of their Affiliates, or with respect to which any of the Acquired Companies or any ERISA Affiliate has or may have any liability or obligation.
“Business” means collectively the business of the Acquired Companies at the Completion Date.
“Business Day” means a day of the week other than a Saturday, Sunday or a day upon which banks are generally closed for business in London, United Kingdom or New York, New York, United States.
“Business Plan” means the NVM 3-Year Model dated 13 June 2018 and the Nimbus Operating Model in the agreed form.
“Buyer” has the meaning set forth in the Preamble.
“Cap” means $1.00.
“Claim” means a claim by the Buyer involving or relating to a breach of any Management Warranty or any other provision of this Deed.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commitment” means, with respect to a Person, (i) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights or other agreements that could require such Person to issue any of its Equity Interests or to sell any Equity Interests it owns in another Person; and (ii) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of such Person.
“Company” has the meaning set forth in the Introduction.
“Company Business” means the business of the Acquired Companies as presently conducted as of the date hereof, including the design, development, manufacturing, distribution, sale, marketing, licensing, supply, and provision of the Company Offerings.
“Company Intellectual Property Rights” means any and all Intellectual Property Rights that are owned, used, held for use or practiced by any of the Acquired Companies, including any Intellectual Property Rights incorporated into or otherwise used, held for use or practiced in connection with any Company Offering.
“Company Offerings” means any and all products or services offered, licensed, provided, sold, distributed, made available or otherwise exploited by or for any of the Acquired Companies, and any and all products or services under design or development (or already designed or developed)

by or for any of the Acquired Companies, including all versions and releases of the foregoing, together with any related documentation, materials, or information.
“Company Software” means all Software owned by or developed by or on behalf of any of the Acquired Companies.
“Company Stock Option Plans” means the Company’s EMI General Share Option Plan and the Company’s Unapproved Share Option Plan and any other standalone share option agreements.
“Company Stock Options” means any options to purchase Shares.
“Company Subsidiaries” means, collectively, NewVoiceMedia US Inc., NewVoiceMedia Pty Ltd, NewVoiceMedia Spółka z ograniczoną odpowiedzialnością, NewVoiceMedia Germany GmbH, NewVoiceMedia Euro Holdings S.à r.l., NVM Technology (Beijing) Limited Company, NewVoiceMedia UK Limited, NewVoiceMedia Asia Pacific Limited.
“Company Technology” means any and all Technology owned, used, held for use or practiced by any of the Acquired Companies, including any Technology incorporated into or otherwise used, held for use or practiced in connection with (or planned by any of the Acquired Companies to be incorporated into or otherwise used, held for use or practiced in connection with) any Company Offering.
“Completion” means the consummation of the transactions contemplated by the Offer on the First Closing Date.
“Completion Date” means the date on which Completion occurs.
“Confidential Information” has the meaning set forth in Clause 8.1.1.
“Contaminant” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “corruptant,” “worm,” “malware,” “spyware,” or “trackware” (as such terms are commonly understood in the Software industry) or any other code designed, intended to, or that does have any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, any computer, tablet computer, handheld device or other device, or (ii) damaging or destroying any data or file without a user’s consent.
“Contracts” means all contracts, leases, subleases, deeds, mortgages, licenses, sublicenses, instruments, notes, commitments, undertakings, indentures, joint venture agreements and all other agreements and legally binding arrangements, whether written or oral, that pursuant to its respective terms, has not expired, terminated or been fully performed by the parties thereto.
“Contribution Notice” means a contribution notice issued by the Pensions Regulator under section 38 or 47 of the Pensions Act 2004.
“Control” means, as to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by,” “under Common Control with” and “Controlling” shall have correlative meanings.
“Copyleft License” means any license of Software that provides, as a condition to the use, modification, or distribution of such licensed Software, that such licensed Software or any other Software that is incorporated into, derived from, based on, linked to, or used or distributed with such licensed Software, be licensed, distributed, or otherwise made available: (i) in a form other than binary or object code (e.g., in source code form); (ii) under terms that permit redistribution, reverse engineering, or creation of derivative works or other modification; or (iii) without a license fee. “Copyleft Licenses” include the GNU General Public License, the GNU Library General Public License, the GNU Lesser General Public License, the Affero General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License, and all Creative Commons “sharealike” licenses.
“Copyrights” means copyrights, mask work rights and similar or equivalent rights (including neighbouring copyrights) with respect to Works of Authorship and Mask Works and all registrations of the foregoing and applications for the foregoing (including moral and economic rights, however denominated).
“CTA 2010” means the Corporation Tax Act 2010.
“Damages” means, collectively, any loss, liability, claim, damage, judgment, interest, award, penalty, fine, cost or expense of whatever kind (including any direct or indirect consequential losses, loss of profit and loss of reputation, reasonable and out-of-pocket attorneys’ fees), whether or not involving a Third‑Party Claim.
“Databases” means databases and other compilations and collections of data or information.
“Data Room” the Project Nimbus online data room hosted by Intralinks, Inc. as at 19.58 (London time) on 19 September 2018, the contents of which are listed in the index annexed to the Disclosure Letter and a copy of which shall promptly be delivered to the Buyer on DVD ROM together with confirmation from Intralinks that such DVD ROM contains the contents of the Data Room which could be viewed by the Buyer and its advisers as at 19.58 on 19 September 2018.
“Deed” has the meaning set forth in the Preamble.
“Defined Contribution Scheme” means the Standard Life Group Personal Pension Flex.
“Disclosed” means any fact, matter, event, circumstance or information which is fairly disclosed in sufficient detail as would enable a reasonably diligent buyer to understand its nature and scope.
“Disclosure Documents” means the bundle of documents annexed to the Disclosure Letter and listed in Annexure C thereto.
“Disclosure Letter” means the disclosure letter dated the date hereof, written and delivered by or on behalf of the Warrantors to the Buyer immediately before the signing of this Deed, including the Disclosure Documents.

“Dispute” has the meaning set forth in Clause 17.2.
“Dollars” or “$” means the lawful currency of the United States.
“Domain Names” means domain names, uniform resource locators and other names and locators associated with the Internet.
“Drag Closing Date” has the meaning given in the Offer Document.
“EMI Option” means an option granted under Schedule 5 (enterprise management incentives) to ITEPA 2003 held by employees of any Acquired Companies to acquire any shares in the capital of the Company.
“Encumbrance” means any lien (statutory or other), pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment, community property interest, equitable interest, option, right of way, right of first refusal, or other similar encumbrance or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Environmental Laws” means all Laws relating to protection of the soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata and ambient air and biota living in or on such as in effect on the date hereof, as applicable to any of the Acquired Companies.
“Equity Interests” means (i) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (ii) with respect to a partnership, limited liability company, trust or similar Person, any and all units, membership interests, other equity ownership interests or other partnership or limited liability company interests, including economic or profits interests, and any Commitments with respect thereto, and (iii) with respect to any other Person, any other equity ownership in such Person.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any entity that is considered a single employer with the Company under Section 4001(b) of ERISA, part of the same “controlled group” as the Company for purposes of Section 302(d)(3) of ERISA or which together with the Company is treated as a single employer for purposes of Section 414(b), (c), (m) or (o) of the Code.
“Event” includes any act, omission, event or transaction and without limitation, the receipt or accrual of any income, profit or gains, the declaration, making or payment of any distribution, membership of or ceasing to be a member of any group or partnership or association, death, any residence or change in residence of any person for Tax purposes, the expiry of any period and Completion.
“FCPA” means the Foreign Corrupt Practices Act of 1977.
“FCPA Government Official” means (i) any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any FCPA Governmental Authority,

(ii) any political party official or candidate for political office or (iii) any company, business, enterprise or other entity owned or controlled by any Person described in the foregoing clauses (i) or (ii).
“FCPA Governmental Authority” means (i) any Governmental Body, (ii) any public international organization (such as the World Bank, the European Union, the United Nations Educational, Scientific, and Cultural Organization, or the World Intellectual Property Organization), (iii) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (i) or (ii), (iv) any company, business, enterprise, or other entity owned or controlled by any government, entity, or organization described in the foregoing clauses (i), (ii) or (iii), or (v) any political party.
“Financial Support Direction” means a financial support direction issued by the Pensions Regulator under section 43 of the Pensions Act 2004.
“First Closing Amount” has the meaning set forth in Clause 5.1.1.
“First Closing Date” has the meaning given in the Offer Document.
“Fundamental Warranties” means, collectively, the Management Warranties set forth in paragraph 1 of Schedule 1 (Authority of the Warrantors), and paragraphs 2.1.1, 2.1.4, 2.2.1, 2.2.2, 2.2.3, 2.2.4, 2.2.5, 2.3.1, 2.3.2, 2.3.6, 2.3.8 and 2.3.9 of Schedule 1, (Organization, Shares and Subsidiaries).
“Governing Documents” means (i) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the Laws of its jurisdiction of formation or organization, (ii) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise), (iii) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement, and (iv) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the Laws of its jurisdiction of organization.
“Governmental Body” means the government of the Commonwealth of Australia, the Federal Republic of Germany, the Grand Duchy of Luxembourg, the Republic of Poland, the United Kingdom, the United States of America, or any other country and any state, province, commonwealth, territory, possession, county, municipality or other subdivision thereof, or any entity, authority, agency, instrumentality, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including, in all cases, any authority or other quasi-governmental entity established to perform any of such functions, or any arbitrator, court or tribunal.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Body.

“Grant Date” has the meaning set forth in paragraph 2.2.11 of Schedule 1.
“Hazardous Material” means any pollutant, toxic substance, hazardous waste, hazardous materials, hazardous substances, petroleum or petroleum-containing products as defined in, or listed under, any Environmental Law.
“HSR Act” has the meaning given in the Offer Document.
“HSR Condition” means the condition set out in the Offer Document in relation to the expiration or termination of the waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act.
“IFRS” means International Financial Reporting Standards as adopted by the European Union.
“Indebtedness” means (i) all obligations for borrowed money, (ii) all obligations evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (iii) all obligations under conditional sale or other title retention agreements relating to property purchased (other than customary reservations or retentions of title under agreements with suppliers entered into in the Ordinary Course of Business), (iv) all obligations issued or assumed as the deferred purchase price of property or services purchased which would appear as liabilities on a balance sheet under UK GAAP, (v) all obligations under take-or-pay or similar arrangements or under commodities agreements, (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on, or payable out of the proceeds of production from, property owned or acquired by the Acquired Companies, whether or not the obligations secured thereby have been assumed; provided that for purposes hereof, the amount of such Indebtedness shall be limited to the greater of (a) the amount of such Indebtedness as to which there is recourse to the Acquired Companies and (b) the fair market value of the property which is subject to the Encumbrance, (vii) all guarantees with respect to Indebtedness of another Person, (viii) the attributable indebtedness under UK GAAP with respect to capital leases and synthetic lease obligations, (ix) the maximum amount of all standby letters of credit issued or bankers’ acceptances facilities created for the account of the Acquired Companies and, without duplication, all unreimbursed drafts drawn thereunder (less the amount of any cash collateral securing any such letters of credit or and bankers’ acceptances), (x) the outstanding attributed principal amount under any asset securitization program, including, without limitation, any notes or accounts receivable financing program, (xi) all cash obligations which arise in connection with any forward equity transactions which are treated as borrower money indebtedness in accordance with UK GAAP and (xii) the Indebtedness of any partnership or unincorporated joint venture in which any of the Acquired Companies is a general partner or a joint venturer to the extent such Indebtedness is recourse to such Acquired Companies. For purposes of this Deed, “Indebtedness” means the Indebtedness of the Company on a consolidated basis including, for avoidance of doubt, all Indebtedness of any Company Subsidiary.
“Intellectual Property License” means any license, sublicense, right, covenant, non-assertion, permission, immunity, consent, release or waiver under or with respect to any Intellectual Property Rights or Technology.

“Intellectual Property Rights” means any and all rights in intellectual property and/or industrial property (anywhere in the world, whether statutory, common law or otherwise), including: (i) Patents; (ii) Copyrights; (iii) other intellectual property rights with respect to Software and Technology, including registrations of these rights and applications to register these rights; (iv) industrial design rights and registrations of these rights and applications to register these rights; (v) rights with respect to Marks, and all registrations for Marks and applications to register Marks; (vi) rights with respect to Domain Names, including registrations for Domain Names; (vii) rights with respect to Proprietary Information, including rights to limit the use or disclosure of Proprietary Information by any Person; (viii) rights with respect to Databases, including registrations of these rights and applications to register these rights; (ix) rights of publicity and personality, including all rights with respect to use of a Person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials; (x) renewals, reissues, reversions, reexaminations, continuations, continuations-in-part or extensions of any of the foregoing; and (xi) any rights equivalent or similar to any of the foregoing.
“Insurance Policies” has the meaning set forth in paragraph 14.1 of Schedule 1.
“Invention Assignment Agreement” has the meaning set forth in paragraph 10.11 of Schedule 1.
“IRS” means the United States Internal Revenue Service.
“IT Systems” means all computer systems, servers, network equipment and other computer hardware owned, operated, leased or licensed by any of the Acquired Companies and otherwise used in the conduct of the Company Business.
“ITEPA 2003” means the Income Tax (Earnings & Pensions) Act 2003.
“Key Employee” means Dennis Fois, Guy Sochovsky, Artur Michalczyk, Moni Manor and Fiona Talbot.
“Knowledge of the Warrantors” or “Warrantors’ Knowledge” or any other similar knowledge qualification means (i) the actual knowledge of the Warrantors; and (ii) the knowledge that any of the foregoing Persons would acquire as a result of reasonable inquiry of each other Warrantor and Andreas Happel, Carol Hopperton and Wyndham Hudson, and shall be deemed to include any written notice received by any of the foregoing Persons as to the applicable matter.
“Lapse Date” has the meaning given in the Offer Document.
“Laws” means any laws, statutes, codes, executive orders, licensing requirements, ordinances and any rule or regulation of any competent Governmental Body, including any Governmental Order having the effect of law.
“Leakage” has the meaning set forth in the Offer Document.
“Lease” has the meaning set forth in paragraph 21.2 of Schedule 1.
“Leased Real Property” has the meaning set forth in paragraph 21.2 of Schedule 1.

“Liabilities” has the meaning set forth in paragraph 4.3 of Schedule 1.
“Licensed IP” has the meaning set forth in paragraph 10.3 of Schedule 1.
“Locked Box Accounts” means the locked box accounts for the period ended on the Locked Box Date in the agreed form.
“Locked Box Date” means 31 July 2018.
“Management Accounts” means the monthly management accounts of the Company and the Company Subsidiaries for the period from the Accounts Date to the Locked Box Date.
“Management Warranty” means a statement contained in Schedule 1.
“Marks” means trademarks, service marks, logos and design marks, trade dress, trade names, fictitious and other business names, and brand names, together with all goodwill associated with any of the foregoing.
“Mask Works” means mask works, layouts, topographies and other design features with respect to integrated circuits.
“Material Adverse Effect” means any event or occurrence that is, or could reasonably be expected to become individually or in the aggregate, materially adverse to (i) the business, financial conditions or trading position of the Acquired Companies taken as a whole; or (ii) the value or state of assets or amount or nature of liabilities of the Acquired Companies taken as a whole as compared with the position disclosed in the Accounts; provided, however, that “Material Adverse Effect” shall not include any event or occurrence to the extent arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Acquired Companies operate; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening of any of the foregoing; (v) any changes in accounting rules, including IFRS or UK GAAP; and (vi) any action permitted by a prior written consent or waiver or direction executed and delivered by the Buyer, except pursuant to or in connection with paragraph 3 of Schedule 1 and provided, further, that any event or occurrence referred to in clauses (i) through (v) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event or occurrence has a materially disproportionate effect on the Acquired Companies compared to other participants in the industries in which the Acquired Companies conduct their respective businesses.
“Material Client” has the meaning set forth in paragraph 16.1 of Schedule 1.
“Material Contract” has the meaning set forth in paragraph 15.2 of Schedule 1.
“Material Supplier” has the meaning set forth in paragraph 16.2 of Schedule 1.
“Non-Negotiated Vendor Contract” means a Contract that meets all of the following conditions: (i) such Contract grants to the Acquired Companies a non-exclusive license to download or use generally commercially available, non-customized Software or a non-exclusive right to access and use the functionality of such Software on a hosted or “software-as-a-service” basis (and does not include any Intellectual Property Licenses granted by the Acquired Companies); (ii) such Contract is a non-negotiable “shrink-wrap” or “click-through” Contract; (iii) the Software is not included, incorporated or embedded in, linked to, combined or distributed with, or used in the development, design, delivery, distribution or provision of, any Company Software or Company Offering; and (iv) such Contract is not a license for Open Source Software.
“Non-U.S. Benefit Plan” means each Benefit Plan that is maintained by an Acquired Company primarily in respect of any past or current employees, contractors, or directors of the Acquired Companies who are located outside of the United States, to whom obligations under such Benefit Plan is or may be owed.
“Notice” has the meaning set forth in Clause 12.1.
“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.
“OFAC Sanctioned Countries” means any country or territory subject to comprehensive U.S. sanctions, currently Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine.
“Offer” has the meaning set forth in the Introduction.
“Offer Document” means the recommended offer dated on the date hereof from the Buyer to the Shareholders and any completed and signed forms of acceptance relating thereto.
“Open Source Software” means any Software that is subject to or licensed, provided or distributed under any open source license (including any Copyleft License), including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license.
“Ordinary Course of Business” means, with respect to the Acquired Companies, the ordinary course of their respective businesses consistent with past practice.
“Other Shareholder” means all persons who own Shares other than the Warrantors.
“Owned Company IP” has the meaning set forth in paragraph 10.3 of Schedule 1.
“Party” means a party to this Deed and includes a reference to that party’s successors and permitted assigns.
“Patents” means patents and patent applications, utility models and applications for utility models, inventor’s certificates and applications for inventor’s certificates, and invention disclosure statements.
“PCI DSS” has the meaning set forth in paragraph 12.1 of Schedule 1.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances, letters, clearances, consents, waivers, exemptions, decisions, other actions and similar rights obtained, or required to be obtained, from Governmental Bodies.
“Permitted Encumbrances” means, collectively, (i) encumbrances disclosed in the Locked Box Accounts, (ii) encumbrances for Taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty or are being contested in good faith (and for which, in each case, appropriate reserves have been established in accordance with UK GAAP), (iii) encumbrances for carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar encumbrances arising in the Ordinary Course of Business, (iv) encumbrances consisting of pledges or deposits required in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure liability to insurance carriers, (v) encumbrances on any real or tangible property acquired or held by the Acquired Companies in the Ordinary Course of Business, securing Indebtedness incurred or assumed for the purpose of financing (or refinancing) all or any part of the cost of acquiring such real or tangible property, (vi) encumbrances on real or tangible property securing capital lease obligations, (vii) any interest or title of a lessor or sublessor, as lessor or sublessor, under any real or tangible property lease and any precautionary uniform commercial code financing statements filed under any real or tangible property lease and (viii) non-exclusive licenses under Intellectual Property Rights and (ix) encumbrances of record or imperfections of title which are not material in character, amount or extent and which do not materially detract from the value or materially interfere with the present use of the assets subject thereto or affected thereby.
“Permitted Leakage” has the meaning set forth in the Offer Document.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body.
“Personal Information” means, in addition to all information defined or described by any of the Acquired Companies as “personal information,” “personally identifiable information,” “PII,” or using any similar term in any of the Acquired Companies’ privacy policies or other public-facing statement, all information associated with an identified or identifiable individual person or device (including name, physical address, telephone number, email address, financial account number, government-issued identifier (including Social Security number, personal account number, and driver’s license number), genetic, medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations, marital or other status, photograph, video recording, audio recording, face geometry, or biometric information, online identifier, and any other data used or intended to be used to identify, contact or precisely locate an individual or device). Personal Information may relate to any individual, including users of the Acquired Companies’ websites and applications, users of the Company Offerings, or a current, prospective or former customer, employee or vendor of any Person. Personal Information includes information in any form, including paper, electronic and other forms.
“Privacy Policy” has the meaning set forth in paragraph 12.1 of Schedule 1.
“Proceedings” has the meaning set forth in Clause 17.4.

“Prohibited Person” means (i) a Person who has been designated by the U.S. Government under 31 C.F.R. Chapter V or any other Law administered by OFAC or who is on the OFAC List of Specially Designated Nationals and Blocked Persons (“SDNs”); (ii) the government of an OFAC Sanctioned Country or any resident thereof; or (iii) a Person acting or purporting to act, directly or indirectly, on behalf of, or a legal entity owned or controlled by, any of the Persons identified in any of the foregoing subparagraphs (i) or (ii).
“Proprietary Information” means information and materials not generally known to the public, including trade secrets and other confidential and proprietary information.
“Protected Data” has the meaning set forth in paragraph 12.2 of Schedule 1.
“Receiving Agent” means Computershare Investor Services PLC.
“Registered Company Intellectual Property Rights” means (i) all issued Patents, pending Patent applications, Mark registrations, applications for Mark registrations, Copyright registrations, applications for Copyright registrations and Domain Name registrations owned, filed or applied for by or on behalf of any of the Acquired Companies, and (ii) any other applications, registrations, recordings and filings filed by or on behalf of any of the Acquired Companies (or otherwise authorized by or in the name of any of the Acquired Companies) with respect to any Company Intellectual Property Rights.
“Related Party Contract” has the meaning set forth in paragraph 17 of Schedule 1.
“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping or emptying of a Hazardous Material into the soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata and ambient air and biota living in or on such media.
“Relief” includes any right to repayment of Tax and any relief, loss, allowance, set-off or credit in respect of Tax and any deduction in computing, or against, profits for Tax purposes;
“Representative” means, with respect to any Person, such Person’s directors, officers, shareholders, members, managing members, general or limited partners, managers, employees, consultants, financial advisors, counsel, accountants and other agents and representatives of such Person.
“Resigning Directors” has the meaning given in Clause 5.2.1.
“Restricted Business” means any business whose principal business or operations comprises a cloud based contact centre as a service in the United Kingdom, USA, European Union and/or the member states of the European Free Trade Association as at the date of this Deed.
“Restricted Period” means a period of 24 months from the Completion Date provided that, if a Warrantor other than Dennis Fois and Guy Sochovsky is dismissed or has notice of termination of their employment or engagement served on them by an Acquired Company after the Completion Date (other than in circumstances justifying summary dismissal), such period shall be 12 months from the Completion Date.

“Sanctions” means any trade sanction or economic embargo administered or enforced by the United States Government (including OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.
“Sanctions and Export Laws” means all Laws relating to Sanctions and to the export and re‑export of goods, services, software or technology, which are applicable to any Acquired Company.
“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated under such Law.
“Security Practices” has the meaning set forth in paragraph 12.2 of Schedule 1.
“Shareholder” means the holders of Shares immediately prior to Completion.
“Shares” has the meaning set forth in the Introduction.
“Software” means all (i) computer programs, including all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) Databases, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (iv) documentation, including user manuals and other training documentation, related to any of the foregoing.
“Standard Form Customer Contracts” means non-exclusive grants of Intellectual Property Licenses to customers of the Acquired Companies entered into in the Ordinary Course of Business.
“Subsidiary” means “subsidiary” as defined in section 1159 of the Companies Act 2006.
“SVB” means Silicon Valley Bank.
“SVB Bank Debt” means the indebtedness of each Acquired Company under the SVB Facilities (and any documents referred to therein) together with accrued interest up to the First Closing Date and any break costs, redemption premium or penalty arising as a result of repayment at the First Closing Date or otherwise due and payable in respect thereof.
“SVB Facilities” means the up to USD12,500,000 revolving loan facility, dated 21 December 2017, between, amongst others, SVB (as lender), the Company and NewVoiceMedia US Inc (as original borrowers) (as amended or restated from time to time).
“Tax Authority” means any local, municipal, governmental, state, federal or fiscal, revenue, customs or excise authority, body, agency or official anywhere in the world competent to impose a liability to Tax.
“Tax Deed” means the tax deed relating to the sale of all the Shares in the Company to be entered into between Guy Sochovsky and Fiona Talbot and the Buyer on the date hereof.

“Tax Returns” means any report, return, election, declaration, claim for refund, information return or other document or filing (including any schedule or attachment thereto and including any amendment thereof) filed or required to be filed with any Tax Authority, or maintained or required to be maintained by any Person, with respect to Taxes.
“Taxes” means all forms of taxation, duties, levies, imposts, whether of the United Kingdom or any other jurisdiction including corporation tax, including instalment payments in respect thereof, income tax, capital gains tax, value added tax, duties of excise, customs and other import duties, inheritance tax, stamp duty, stamp duty reserve tax, stamp duty land tax, capital duties, national insurance contribution, charges, fees, levies or other assessments in the nature of a tax of any kind whatsoever, imposed by any Tax Authority, together with any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments in the nature of a tax.
“Technology” means, collectively, all: (i) Software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions, discoveries, and improvements (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, and all recordings, graphs, drawings, reports, analyses and other writings; (ii) technical, engineering, manufacturing, product, marketing, servicing, business, financial, supplier, personnel and other information and materials; (iii) industrial designs, models, devices, prototypes, schematics and development tools; and (iv) other tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed herein, and all related technology, that are used in, incorporated in or embodied in any of the foregoing.
“Third-Party Claim” has the meaning set forth in paragraph 4.1 of Schedule 2.
“Third-Party Debts” means any Indebtedness owed by any Acquired Company to any Person other than another Acquired Company.
“UK GAAP” means United Kingdom Generally Accepted Accounting Practice (United Kingdom Accounting Standards, comprising FRS 102 “The Financial Reporting Standard applicable in the UK and Republic of Ireland”).
“Union” means any union, works council or labor organization.
"US Benefit Plan" means each Benefit Plan that is maintained by an Acquired Company primarily in respect of any past or current employees, contractors or directors of the Acquires Companies who are located in the United States, to whom obligations under such Benefit Plan are or may be owed.
“VATA” means the Value Added Taxes Act 1994.
“W&I Insurance Policy” means the buyer-side warranty and indemnity insurance policy to be obtained by the Buyer.

“WARN” has the meaning set forth in paragraph 18.6 of Schedule 1.
“Warrantors” has the meaning set forth in the Preamble.
“Warrantor Affiliates” means a person connected with a Warrantor within the meaning of section 1122 of the CTA 2010.
“Warrantors’ Representative” has the meaning set forth in paragraph 11.1 of Schedule 2.
“Warranty Claim” means a claim by the Buyer involving or relating to a breach of any Management Warranty.
“Works of Authorship” means computer programs, websites, content, images, logos, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, and other works of authorship and copyrightable subject matter.

2.	EFFECT

2.1
Other than Clauses 3.1 to 3.7, 5.1 and 8 (which shall be effective immediately on and from the date of this Deed), this Deed shall only become effective upon, and subject to, Completion having occurred. If the Offer is terminated or rescinded or lapses for any reason, then this Deed shall automatically and immediately terminate and cease to be of any effect whatsoever (other than in respect of any previously accrued rights under Clauses 3.2 to 3.7, 5.1 and 8).

2.2
If Completion does not take place by the Lapse Date, this Deed shall immediately terminate and cease to have effect and the Warrantors and the Company shall have no liability under or in connection with this Deed (other than in respect of any previously accrued rights under Clauses 3.2 to 3.7, 5.1 and 8).

3.	PRE-COMPLETION OBLIGATIONS
Conduct of business pending Completion

3.1	From the date of this Deed until Completion the Company and each of the Warrantors shall comply with the obligations set out in Schedule 3.
Offer

3.2	The Buyer hereby irrevocably undertakes:

3.2.1	to send the Offer Document to the Warrantors, Other Shareholders and holders of options under the Company Stock Option Plans within three (3) Business Days of the date of this Deed;

3.2.2	not to terminate, rescind, revoke or withdraw the Offer pursuant to the Offer Document, unless it lapses on the Lapse Date in accordance with its terms; and

3.2.3	not to (and will procure that none of its Affiliates shall) transfer any Shares in the period before the First Closing Date and the Drag Closing Date.
HSR Condition

3.3	The Company shall (and shall procure that the Acquired Group shall) at its own cost:

3.3.1
file a Notification and Report Form as required to be made by the Acquired Companies in connection with the satisfaction of the HSR Condition (in consultation with the Buyer), as soon as possible (and, in any event, within 10 Business Days) after the date of this Deed;

3.3.2
promptly supply to: (i) the relevant authority, where requested or required; and/or (ii) the Buyer, to the extent reasonably requested by the Buyer, all information in respect of the Acquired Companies necessary for making any notifications, filings and other communications in respect of the HSR Condition (or responding to any request for further information consequent upon such notifications, filings and communications); and

3.3.3	procure that all information supplied in accordance with Clause 3.3.2 above, is complete and accurate in all material respects.

3.4	The Buyer undertakes to the Company that it shall (and shall procure that its Affiliates shall) at its own cost (including the cost of filing fees incurred):

3.4.1
File a Notification and Report Form as required to be made by the Buyer in connection with the satisfaction of the HSR Condition (in consultation with the Company), as soon as possible (and, in any event, within 10 Business Days) after the date of this Deed; and

3.4.2
use its reasonable endeavours to procure that the HSR Condition is fulfilled after the date of this Deed and in any event before the Lapse Date, including by promptly supplying all information required or requested by any relevant authority or under applicable laws and regulations; and

3.4.3	promptly notify the Company, and provide copies, of any communications from any Governmental Body relating to the HSR Condition, to the extent not prohibited by any Governmental Body.

3.5	The Buyer shall provide the Company (or its advisors) with:

3.5.1
draft copies of all notifications, filings and other communications to be sent to any Governmental Body in relation to the HSR Condition at such time as will allow the Company a reasonable opportunity to provide comments (any such reasonable comments to be considered before the relevant notification, filing or communication is sent to the relevant Governmental Body);

3.5.2
copies of all such notifications, filings and other communications in the form submitted or sent to and copies of all communications received from any Governmental Body in relation to the HSR Condition, to the extent not prohibited by any Governmental Body and excluding any information covered by any privilege, provided however that the Buyer shall not be required under Clauses 3.5.1 or 3.5.2 above to provide the Company with copies of any element of such notifications, filings and other communications which contains information of a commercially sensitive nature with regard to the Buyer or its Affiliates without first redacting that element; and

3.5.3	access to advisors appointed by the Buyer to work with the Company and its advisors in connection with all matters relating to the satisfaction of the HSR Condition;

3.5.4	sufficient advance notice of any meetings or calls with any Governmental Body or regulatory authority in connection with the HSR Condition, to the extent not prohibited by any Governmental Body; and

3.5.5
where permitted by the relevant Governmental Body or regulatory authority, the opportunity to have persons nominated by the Company to attend all meetings and calls with any Governmental Body in connection with the HSR Conditions and, where appropriate, to make oral submissions at such meetings or calls provided however that the Buyer shall not be required to permit persons nominated by the Company to attend any part of such meetings or calls during which information of a commercially sensitive or privileged nature with regard to the Buyer or its Affiliates is likely to be disclosed.

3.6	The Buyer shall notify the Company in writing promptly, and no later than one (1) Business Day, after:

3.6.1	the HSR Condition has been fulfilled; or

3.6.2	the HSR Condition ceases to be capable of being fulfilled on or before 3 p.m. London Time on the Lapse Date or the Buyer has reasonable grounds to believe this to be the case.
Parachute Payments

3.7
In relation to certain amounts, that would be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) (the “Parachute Payments”) payable in connection with the Offer to certain executives of the Acquired Companies who are identified after the date of this Deed by the Company as “disqualified individuals” (within the meaning of Section 280G of the Code and related regulations) receiving Parachute Payments (the “Relevant Executives”), the Company and the Warrantors shall use reasonable endeavours to:

3.7.1
prior to sending notices to Shareholders in relation to the Payment Approval (defined below), obtain a waiver from the Relevant Executives of the right to receive the Parachute Payments pending receipt of the Payment Approval; and

3.7.2
at least five (5) days prior to the Completion Date, obtain the approval (the “Payment Approval”) of more than 75% of the voting Shares (not taking into account the votes on Shares held by the Relevant Executives) with the effect of rendering the parachute payment provisions of Section 280G of the Code inapplicable to the Parachute Payments, with such shareholder approval to be solicited in a manner which satisfies all applicable requirements of such Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder.

4.	MANAGEMENT WARRANTIES

4.1
Each Warrantor, severally (and not jointly or jointly and severally) warrants to the Buyer that each Management Warranty set forth in this Deed is true and accurate as at the date of this Deed and as of the Completion Date.

4.2	Each Management Warranty is given subject to, and is qualified by, the matters Disclosed in the Disclosure Letter and the limitations and exclusions expressly provided for in this Deed.

4.3
Each Management Warranty set out in the first column of the table below shall be given subject to, and is qualified by, the matters Disclosed in the Data Room folders specified adjacent thereto (and the subfolders of such folders).

Management Warranties	Data Room folders
3 (Consents)	5.0 (Commercial Contracts)
4 (Accounts) and 5 (Management Accounts)	2.0 (Financial Information)
8 (Tax)	4.0 (Tax), 9.5 (Options)
9 (Assets)	6.0 (Assets)
10 (Intellectual Property) and 11 (IT Systems)	8.0 (Intellectual Property and Information Technology)
12 (Data Protection)	13.1 (Data Protection)
14 (Insurance)	7.0 (Insurance)
15 (Material Contracts), 16 (Key Relationships), 17 (Related Party Transactions)	5.0 (Commercial Contracts), 8.0 (Intellectual Property and Information Technology)
18 (Employees)	9.0 (Employment)
19 (Employee Benefits)	9.5 (Options), 9.9 (Employee Benefits)
20 (Pensions)	10.0 (Pensions)
21 (Real Property)	11.0 (Real Estate)
23 (Compliance with Law), 24 (Anti-Money Laundering Laws and Sanctions and Export Compliance), 25 (Anti-Corruptions Laws; Certain Regulatory Matters)	13.0 (Regulatory Matters and Compliance)

4.4	Each Warrantor’s liability for Claims shall be limited or excluded, as the case may be, as set out in Schedule 2.

4.5	No warranty, express or implied, is given by any Warrantor whatsoever in respect of any budget, forecast or other projection of any nature made or supplied by or on behalf of any Person.

4.6
The Buyer undertakes to each of the Warrantors, and to each of the other persons mentioned below, each of whom may enforce this Clause 4.6 subject to and in accordance with the Act not (except in the case of fraud or willful misconduct) to initiate or pursue (either directly or through any other person including without limitation any Acquired Company) proceedings of any kind against any present or former director, officer, employee or partner of any Acquired Company (other than any of the Warrantors (but then strictly in accordance with the terms of this Deed)) or the Shareholders (other than in accordance with the Offer

Document) in respect of any conduct, default or omission of any such person prior to Completion or in respect of any warranty, representation or statement made to the Buyer (or any Affiliate of the Buyer, or any of their respective representatives and/or advisers) or any Acquired Company, or in relation to the Disclosure Letter, in each case in connection with the Offer.

4.7
The Buyer shall ensure that the W&I Insurance Policy includes an express waiver of any rights of subrogation against any Warrantor (except in the case of fraud or willful misrepresentation by a Warrantor, in which case such waiver shall cease to apply in respect of the relevant fact, matter, or circumstance in respect of that Warrantor only).

4.8
Except in the case of fraud or willful misrepresentation by a Warrantor, the Buyer shall indemnify and hold harmless each Warrantor for, and will pay to such Warrantor on demand, on a dollar for dollar basis, the amount of any Damages arising from or in connection with any insurer’s right of subrogation with the W&I Insurance Policy.

5.	COMPLETION AND FIRST CLOSING DATE

5.1	The Buyer:

5.1.1
shall pay the consideration required to be paid to the Warrantors and the Other Shareholders pursuant to the terms of the Offer Document to the Receiving Agent on or prior to the First Closing Date (the “First Closing Amount”);

5.1.2	shall upon such payment provide notice and evidence to the Company of such payment; and

5.1.3
undertakes not, directly or indirectly, to withdraw, extract or cause to be repaid the First Closing Amount from the Receiving Agent, other than to settle the consideration amounts payable to the Warrantors and the Other Shareholders pursuant to the terms of the Offer Document.

5.2	On the First Closing Date:

5.2.1	the Company shall deliver to the Buyer or procure the delivery to the Buyer of:

(1)	a director resignation letter in the agreed form duly executed by each of Mark Farmer, Alex Ferrara, Laurence Garrett and Christopher Tottman (each, a “Resigning Director”); and

(2)	duly executed board resolutions of the Company accepting the resignation from the board of the Company of each of the Resigning Directors, pending the First Closing Date.

5.2.2
the Company shall procure that each applicable Acquired Company discharges all of its liabilities in respect of the SVB Bank Debt including releasing any existing security interests in connection with the SVB Bank Debt by way of a payment by electronic transfer of immediately available funds to SVB of an amount equal to the outstanding amount of SVB Bank Debt.

6.	POST COMPLETION UNDERTAKINGS
Restrictions on the Warrantors

6.1	During the Restricted Period, each Warrantor shall not, directly or indirectly:

6.1.1	engage in or assist others in engaging in the Restricted Business;

6.1.2
have an interest in any Person that engages directly or indirectly in the Restricted Business in any capacity, including as a partner, shareholder, member, lender, investor, employee, director, manager, principal, agent, trustee or consultant; or

6.1.3	intentionally interfere with the business relationships (whether formed prior to or after the date of this Deed) between the Acquired Companies and the customers of the Acquired Companies.
Notwithstanding the foregoing, the Warrantors and its Affiliates may own, directly or indirectly, solely as an investment, securities of any Person traded on any public securities exchange if none of the Warrantors or its Affiliates is a controlling Person of such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person.

6.2	During the Restricted Period, each Warrantor shall not directly or indirectly:

6.2.1	hire or solicit any Person who is an officer or employee of the Acquired Companies engaged in skilled or managerial work;

6.2.2	encourage any such Person to leave or terminate such employment; or

6.2.3	hire any such employee who has left or terminated such employment;
provided, that nothing in this Clause 6.2 shall prevent a Warrantor or its Affiliates from hiring (i) any employee, whose employment has been terminated by the Acquired Companies or the Buyer or (ii) after ninety (90) days from the date of termination of employment, any employee, whose employment has been terminated by the employee; or (iii) pursuant to a general solicitation which is not directed specifically to any such Persons.

6.3
During the Restricted Period, each Warrantor shall not directly or indirectly, solicit or entice, or attempt to solicit or entice, any customer of the Acquired Companies, or potential customer of the Acquired Companies for the purposes of diverting their business or services from the Acquired Companies.

6.4	Each Warrantor acknowledges that a breach or threatened breach of this Clause 6 could give rise to irreparable harm to the Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such Warrantor of any such obligations, the Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction.

6.5
Each Warrantor acknowledges that the restrictions contained in this Clause 6 are reasonable and necessary to protect the legitimate interests of the Buyer and constitute a material inducement to the Buyer to enter into this Deed and conduct the Offer.

6.6
In the event that any covenant contained in this Clause 6 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law (and the Buyer and Warrantors shall negotiate in good faith to make such modification as is required to make the restriction valid and effective).

6.7
The covenants contained in this Clause 6 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

6.8
The undertakings in this Clause 6 are intended for the benefit of the Buyer (including the Acquired Companies after Completion) and apply to actions carried out by a Warrantor in any capacity whatsoever (other than in the proper performance of such Warrantor’s duties as a director, officer or employee of any Acquired Company) and whether directly or indirectly, on his own, on behalf of any other Person, by any other Person on such Warrantor’s behalf or jointly with any other Person and whether as principal, shareholder, manager, employee, partner, director, investor, contractor, consultant, agent or otherwise.

Resigning Directors

6.9
Following the First Closing Date, the Buyer shall ensure that any indemnity and/or immunity provisions contained in the articles of association (or similar constitutional documents) of each Acquired Company of which a Resigning Director was a director immediately prior to the First Closing Date are not amended, repealed or modified in any manner that would affect adversely the rights of any Resigning Director and that the Resigning Directors retain the benefit of such indemnity and/or immunity provisions to the extent that the same are enforceable.

6.10
The Buyer shall, and shall procure that each Acquired Company shall, to the fullest extent permitted in accordance with applicable laws, waive, release and discharge each of the Resigning Directors from any and all claims, demands, proceedings, causes of action, orders, obligations and liabilities arising out of any event occurring on or before the First Closing

Date (each, a “Pre-Completion Event”) which each Acquired Company has or may at any time have had against any of the Resigning Directors, save in the case of fraud by the relevant Resigning Director. The Buyer shall not, and shall procure that each Acquired Company shall not, directly or indirectly, assert any claim or demand, or commence, institute or cause to be commenced, any proceedings of any kind relating to any Pre-Completion Event against any Resigning Director, save in the case of fraud by the relevant Resigning Director.

6.11
Following the First Closing Date, if any person alleges that any Resigning Director has breached the duty he or she owes or owed to any Acquired Company in his or her capacity as a director prior to the First Closing Date, the Buyer shall, and shall procure that each Acquired Company shall, in each case to the fullest extent permitted by law, vote in favour of a resolution ratifying any act and/or omission of such director which it is alleged constitutes a breach of duty.

7.	PRESERVATION OF INFORMATION

7.1
The Buyer shall, and following Completion shall cause the Acquired Companies to, until the sixth (6th) anniversary of the Completion Date, use reasonable endeavours to retain all books, records and other documents pertaining to the business of the Acquired Companies relating to periods prior to the Completion Date, and make the same available for inspection and copying by each Warrantor, Other Shareholder and their respective Affiliates and its and their officers, directors, employees or professional advisers, at the expense of the Warrantor or Other Shareholder (as applicable), during the normal business hours of the Buyer and the Acquired Companies upon reasonable request and upon reasonable notice, as the applicable Warrantor, Other Shareholder or their respective Affiliates may reasonably require:

(a)	to enable the relevant person to prepare their respective statutory or management accounts; or

(b)
for any other accounting purpose or other purpose relating to Taxes required by applicable law, regulation, governmental or regulatory authority or the rules of any stock exchange to which they are subject.

7.2
Each Warrantor shall until the sixth (6th) anniversary of the Completion Date use reasonable endeavours to retain all books, records and other documents of such Warrantor pertaining to the business of the Acquired Companies relating to periods prior to the Completion Date, and make the same available for inspection and copying by the Buyer or any of its Affiliates and its and their officers, directors, employees or professional advisers, at the expense of the Buyer, during the normal business hours of the Company upon reasonable request and upon reasonable notice, as the Buyer or its Affiliates may reasonably require:

(a)	to enable the relevant person to prepare their respective statutory or management accounts; or

(b)
for any other accounting purpose or other purpose relating to Taxes required by applicable law, regulation, governmental or regulatory authority or the rules of any stock exchange to which they are subject.

7.3
Any Party may refuse access under Clauses 7.1 and 7.2 to the extent that such access would in the opinion of such Party (acting reasonably) be contrary to any applicable Law or regulation. Clauses 7.1 and 7.2 shall not require any Party to carry out any act or omission or provide or otherwise give access to any information which may cause it to waive or result in the waiver of any legal privilege in any documentation or information subject to legal privilege.

8.	CONFIDENTIALITY

8.1	Subject to Clause 8.4, each Party:

8.1.1	shall treat as strictly confidential:

(1)	the provisions of the Disclosure Letter and the process of the negotiation of this Deed and the Disclosure Letter; and

(2)
in the case of the Warrantors, any information received by or held by the Warrantors or any of their Representatives in connection with the transaction contemplated by the Offer which relates to the Buyer or its Affiliates,

(together “Confidential Information”); and

8.1.2
shall not, except with the prior written consent of the other Parties, make use of (save for the purposes of performing its obligations under this Deed) or disclose to any person (other than Representatives and providers of debt finance) any Confidential Information.

8.2
Each Party undertakes that it shall only disclose Confidential Information to Representatives and providers of debt finance for the purposes of the Offer where it is reasonably required for the purposes of performing its obligations under this Deed or the Offer Document and only where such recipients are informed of the confidential nature of the Confidential Information and the provisions of this Clause 8 and instructed to comply with this Clause 8 as if they were a party to it.

8.3
Subject to Clause 8.4, any announcement (including any communication made to the public, to any customers, suppliers or employees of any of the Acquired Companies) concerning the Offer shall be in a form approved in writing by the Buyer and the Warrantors’ Representative in advance of issue or in the agreed form.

8.4	Clauses 8.1.1, 8.1.2 and 8.3 shall not apply if and to the extent that the Party using or disclosing Confidential Information or making such announcement can demonstrate that:

8.4.1
such disclosure or announcement is required by the Offer Document, by Law or by any stock exchange or any supervisory, regulatory, governmental or anti-trust body (including any Tax Authority) having applicable jurisdiction; or

8.4.2
the Confidential Information concerned has come into the public domain other than through its fault (or that of its Representatives) or the fault of any person to whom such Confidential Information has been disclosed in accordance with this Clause 8.4.

8.5	The provisions of this Clause 8 shall survive termination of this Deed or Completion, as the case may be.

9.	GENERAL

9.1	A variation of this Deed is valid only if it is in writing and signed by or on behalf of each Party.

9.2
Any payment made by a Warrantor to the Buyer pursuant to this Deed shall, to the extent permitted by law, be treated by the Buyer and such Warrantor as a reduction of the consideration received by such Warrantor pursuant to the Offer.

9.3	Save as otherwise provided herein, any payment to be made by any Party shall be made in full without any set off, restriction, condition or deduction for or on account of any counterclaim.

9.4
All sums payable by any Party under this Deed shall be paid free and clear of all deduction, withholdings, set-offs or counterclaims, unless otherwise required by law. The Buyer hereby waives and relinquishes any right of set-off or counterclaim, deduction or retention which the Buyer might otherwise have in respect of any claim under or in relation to this Deed or out of any payments which the Buyer may be obliged to make (or procure to be made) to the Warrantors pursuant to this Deed, the Offer Document or otherwise.

9.5	The liability of each of the Warrantors under this Deed is several (and not joint or joint and several) and no Warrantor shall have any liability for any act or omission of any other Warrantor.

9.6
Other than as set out in Clauses 3.4, 4.6, 6.9, 6.10, 6.11, 7.1 and 7.2, a Person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Act”) to enforce any term of this Deed, but this does not affect any right or remedy of a third party which exists or is available apart from the Act.

9.7
Except as otherwise provided in this Deed, each Party shall pay its own costs and expenses in relation to the negotiation, preparation, and implementation of this Deed (and the documents referred to herein), including the fees and disbursements of their respective legal, accountancy and other advisers.

10.	ENTIRE AGREEMENT

10.1
This Deed, and the documents referred to in it, constitute the entire agreement among the Parties about the subject matter of this Deed and in relation to such subject matter, supersede any arrangements, understanding or previous agreement among the Parties and all earlier statements by any Party.

10.2
Each of the Parties acknowledges and agrees that, in entering into this Deed, it does not rely on, nor has been induced to enter into this Deed or the Offer, and will have no remedy (in equity or tort, under the Misrepresentation Act 1967 or in any other way) in respect of, any statement, representation or warranty (whether negligently or innocently made) of any person (whether a Party or not) made in connection with the Offer other than as expressly set out in this Deed. No Party shall have any claim for innocent or negligent misrepresentations based upon any statement in this Deed.

10.3	Nothing in this Deed shall have the effect of limiting or excluding any liability arising from fraud or fraudulent misrepresentation.

11.	ASSIGNMENT

11.1
Except as provided in this Clause 11, no Party may assign, transfer, charge or otherwise deal with all or any of its rights under this Deed, nor grant, declare, create or dispose of any right or interest in it. Any purported assignment in contravention of this Clause 11 shall be void.

11.2	Subject to Clause 11.3, the Buyer may assign, charge or transfer any of its rights or benefits under this Deed (whether in whole or in part) to:

11.2.1
an Affiliate of the Buyer, provided that if such assignee, chargee or transferee is to cease to be an Affiliate of the Buyer then prior to such cessation such assignee, chargee or transferee must re-assign, re-charge or re-transfer such rights and benefits to the Buyer or another continuing Affiliate of the Buyer, otherwise such rights and benefits will upon such cessation immediately lapse and be of no further effect; and

11.2.2
any lender (or any agent or trustee acting on its behalf) to the Buyer solely for purposes of financing the Offer (the “Acquisition Facility”), provided that such assignment, charge or transfer is only by way of and in order to provide security in respect of the borrowings of the Buyer under such Acquisition Facility, provided, in each case, that the Warrantors shall be under no greater obligation or liability thereby than if such assignment, charge or transfer had never occurred and that the amount of loss or damage recoverable by such assignee, chargee or transferee shall be calculated as if that person had been originally named as the Buyer in this Deed.

11.3
As soon as practicable, but in any event within five (5) Business Days after any assignment in accordance with Clause 11.2, the Buyer shall give written notice of the assignment to the Warrantors, such notice to contain reasonable details of the assignment.

12.	NOTICES

12.1
All notices, requests, claims, demands and other communications under this Deed (a “Notice”) shall be in writing and will be delivered personally, sent by pre-paid recorded delivery or by email to the Parties at the following addresses (or at such other address for a Party as specified by like notice):

If to the Warrantors, or the Warrantors’ Representative to:

Dennis Fois	Guy Sochovsky
3561 Jackson St. San Francisco CA 94118 United States E-mail: dennis.fois@newvoicemedia.com	427 Riviera Circle Larkspur CA 94939 United States E-mail: guy.sochovsky@newvoicemedia.com with a copy to (which shall not constitute notice) to:
Weil, Gotshal & Manges (London) LLP
110 Fetter Lane
London EC4A 1AY United Kingdom
E-mail: Samantha.McGonigle@weil.com
Attention: Samantha McGonigle
If to the Buyer, to:
Vonage Holdings Corp.
23 Main Street
Holmdel, NJ 07733
Attention:    David T. Pearson, Chief Financial Officer
Randy K. Rutherford, Chief Legal Officer
E-mail:        david.pearson@vonage.com
randy.rutherford@vonage.com
with a copy (which shall not constitute notice) to:
Morrison & Foerster LLP
250 W. 55th Street
New York, NY 10019
E-mail: SpencerKlein@MoFo.com
Attention: Spencer D. Klein, Esq.

12.2	Unless there is evidence that it was received earlier, a Notice is deemed given if:

12.2.1	delivered personally, when left at the address referred to in Clause 12.1;

12.2.2	sent by mail, two Business Days after posting it;

12.2.3	sent by email, when the email is sent, provided that a copy of the Notice is sent by another method referred to in this Clause 12 within two Business Days of sending the email,

provided that in each case where delivery by hand occurs after 6:00 p.m. on a Business Day or a day which is not a Business Day, service shall be deemed to occur at 9:00 a.m. on the next Business Day.

13.	SERVICE OF PROCESS
Without prejudice to any other method of service permitted by law:

13.1	the Buyer irrevocably and unconditionally agrees to accept service of any proceedings commenced in accordance with Clause 12 if delivered by post or courier to its registered address; and

13.2
the Warrantors irrevocably and unconditionally agrees to accept service of any proceedings commenced in accordance with Clause 12 if delivered by post or courier to the Warrantor Representative at the address stated in Clause 12.

14.	INVALIDITY

14.1
If any provision of this Deed is held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intent of the Parties. Subject to the previous sentence, the illegality, invalidity or unenforceability of any provision of this Deed shall not affect the validity or enforceability of any other provision of this Deed.

15.	COUNTERPARTS
This Deed may be executed in any number of counterparts, each of which when executed and delivered is an original and all of which together evidence the same agreement.

16.	DELIVERY
This Deed is delivered on the date written at the start of this Deed.

17.	GOVERNING LAW AND JURISDICTION

17.1	This Deed and all non-contractual or other obligations arising out of or in connection with it are governed by English law.

17.2
The courts of England have exclusive jurisdiction to settle any dispute arising from or connected with this Deed (a “Dispute”) including a dispute regarding the existence, validity or termination of this Deed, relating to any non-contractual or other obligation arising out of or in connection with this Deed or the consequences of its nullity.

17.3	The Parties agree that the courts of England are the most appropriate and convenient courts to settle any Dispute and, accordingly, that they will not argue to the contrary.

17.4
The Parties agree that the documents which start any proceedings relating to a Dispute (“Proceedings”) and any other documents required to be served in relation to those Proceedings may be served in accordance with Clause 12. These documents may, however, be served in any other manner allowed by law. This Clause 17.4 applies to all Proceedings wherever started.

SCHEDULE I
MANAGEMENT WARRANTIES

1.	AUTHORITY OF THE WARRANTORS

1.1
If a Warrantor is an entity, such Warrantor (i) is duly formed and organized, validly existing and in good standing under the Laws of its jurisdiction of organization and (ii) has full power and authority (x) to execute and deliver this Deed, (y) to carry out its obligations hereunder and (z) to consummate the transactions contemplated hereby.

1.2
If a Warrantor is an individual, such Warrantor has full legal capacity (i) to execute and deliver this Deed, (ii) to carry out such Warrantor’s obligations hereunder and (iii) to consummate the transactions contemplated hereby.

1.3	This Deed constitutes valid, legal and binding obligations on the Warrantor in accordance with its terms.

1.4	The execution and delivery by the Warrantor of this Deed, and compliance with its terms shall not breach or constitute a default:

1.4.1	under any agreement or instrument to which the Warrantor is a party or by which the Warrantor is bound; or

1.4.2	of any order, judgment, decree or other restriction applicable to the Warrantor.

2.	ORGANIZATION, SHARES AND SUBSIDIARIES

2.1	Organization

2.1.1	The Company has been duly formed and organized and is validly existing and in good standing under the laws of England and Wales.

2.1.2
Section 2.1.2 of the Disclosure Letter sets forth each jurisdiction in which the Company is licensed or qualified to do business and the Company is duly qualified to transact business in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect.

2.1.3
The Company has full corporate power and authority to own or lease and operate its properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted by it.

2.1.4	The Governing Documents of the Company have been made available to the Buyer and are correct, complete and in full force and effect, and the Company is not in violation of any term thereof.

2.2	Shares

2.2.1	As at the date of this Deed, the issued share capital of the Company is set forth in Section 2.2.1 of the Disclosure Letter.

2.2.2
As at the date of this Deed, a true, complete and correct copy of the capitalization table of the Company which (i) includes a list of all issued Shares, all vested and unvested Company Stock Options and all warrants to subscribe for Shares; and (ii) identifies the legal owner of each of the foregoing Equity Interests, is set forth in the Disclosure Documents.

2.2.3
As at the date of this Deed, the Shares comprise the entire allotted and issued share capital of the Company, have been duly authorized, are validly issued, fully paid or credited as fully paid, and, as at the date of this Deed, are held of record by each Person as set forth in Section 2.2.3 of the Disclosure Letter.

2.2.4	The Warrantors are entitled to transfer the legal and beneficial title to their respective Shares to the Buyer free from all Encumbrances, without the consent of any other Person.

2.2.5	Save with respect to the Company Stock Option Plans, there are no outstanding Commitments of any kind relating to the Company.

2.2.6	There is no Encumbrance, and there is no agreement, arrangement or obligation to create or give an Encumbrance, in relation to any of the Shares, or any un-issued shares in the capital of the Company.

2.2.7
None of the Shares were issued in violation of any Contract or Commitment to which the Warrantors or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

2.2.8
There are no voting agreements, voting trusts, shareholder agreements, revocable or irrevocable proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

2.2.9
There are no voting agreements, voting trusts, shareholder agreements, revocable or irrevocable proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares, in each case to which the Company is a party that shall not terminate automatically at such time that the Company becomes a wholly-owned subsidiary of the Buyer.

2.2.10	There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Equity Interests of the Company.

2.2.11
With respect to the Company Stock Options, (i) each grant of an option was duly authorized no later than the date on which the grant of such option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, (ii) all options issued to U.S. taxpayers have an exercise price equal to no less than the fair market value of the underlying Shares on the Grant Date, as determined in accordance with Section 409A of the Code, (iii) each such grant was made in accordance with the terms of the Company Stock Option Plan and all applicable Laws, including valid exemptions from registration under the Securities Act and all other applicable securities laws, (iv) the Company Stock Option Plan is the only plan or program the Company maintains under which outstanding options to acquire Company Stock Options, stock appreciation rights or other compensatory equity-based awards have been or may be granted, (v) each award of Company Stock Options has been made using the standard form award agreement under the Company Stock Option Plan, a true, correct and complete copy of which has been made available to the Buyer and (vi) no Company Stock Options differ in any material respect from such form agreement.

2.3	Subsidiaries

2.3.1
Section 2.3.1 of the Disclosure Letter sets forth the names of the direct and indirect Subsidiaries of the Company, the jurisdictions in which each Subsidiary is organized and the equity ownership thereof. Other than the Company Subsidiaries, the Company does not own any Equity Interest in any Person.

2.3.2	Each Company Subsidiary has been duly formed and organized and is validly existing and in good standing under the Laws of the jurisdiction of its formation.

2.3.3
Each Company Subsidiary is duly qualified to transact business in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect.

2.3.4
Each Company Subsidiary has the full corporate power and authority to own or lease and operate its properties and assets now owned, operated or leased by it and to carry on its business as currently conducted by it.

2.3.5
The Company has made available to the Buyer copies of the Governing Documents of each Company Subsidiary and each Governing Document is in full force and effect, and no Company Subsidiary is in violation of any term thereof.

2.3.6	The Company holds all of the outstanding Equity Interests of the Company Subsidiaries, free and clear of any Encumbrances other than those imposed by applicable Laws.

2.3.7	All of the issued and outstanding Equity Interests of the Company Subsidiaries have been duly authorized, and are validly issued, fully paid or credited as fully paid.

2.3.8
There is no Encumbrance, and there is no agreement, arrangement or obligation to create or give an Encumbrance, in relation to any of the Equity Interests of the Company Subsidiaries, or any un-issued shares in the capital of the Company Subsidiaries.

2.3.9	There are no outstanding Commitments of any kind relating to any Company Subsidiary.

2.3.10
There are no voting agreements, voting trusts, shareholder agreements, revocable or irrevocable proxies or other agreements or understandings in effect with respect to the voting or transfer of any Equity Interests of the Company Subsidiaries.

2.3.11	There are no outstanding contractual obligations of the Company Subsidiaries to repurchase, redeem or otherwise acquire any Equity Interests of the Company Subsidiaries.

2.3.12
None of the Acquired Companies is, in relation to any company (other than a Subsidiary), a limited liability partnership or Societas Europaea registered in the UK, a registrable relevant legal entity within the meaning of section 790C of the CA 2006.

2.3.13
No warning notice or restrictions notice has been issued under Schedule 1B (Enforcement of disclosure requirements) of the CA 2006 in respect of any shares or voting rights in, or any right to appoint or remove any member of the board of directors of, any of the Acquired Companies.

3.	CONSENTS

3.1	A change of Control of the Acquired Companies does not and will not:

3.1.1
violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under, give rise to a right of termination of, or require any notice or approval under, any Material Contract to which any Acquired Company is a party or by which any Acquired Company’s assets are bound;

3.1.2	conflict with, or result in any violation of, any provision of the Governing Documents of any Acquired Company;

3.1.3
violate or result in a violation of, or constitute a default under (whether after the giving of notice, lapse of time or both), any provision of any Law, or any Governmental Order of, or any restriction imposed by, any Governmental Body applicable to any Acquired Company;

3.1.4
require the consent, notice or approval by any Person under, any Contract to which any Acquired Company is a party or by which any Acquired Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or require the consent, notice or approval by any Person under, or result in a violation or breach of, any Permit affecting the properties, assets or business of the Acquired Companies; or

3.1.5
result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Acquired Companies, except, in the case of paragraphs 3.1.2 and 3.1.3 of this Schedule 1, for any such conflicts, defaults or violations that have not had, and would not reasonably be expected to have, a Material Adverse Effect.

3.2
No notice to, declaration or filing with, or consent or approval of any Governmental Body, is required by or with respect to the Acquired Companies purely as a result of the Offer (or the implementation thereof), and for the avoidance of doubt excluding any such declaration or filing with, or consent or approval of any Governmental Body which is required as a result of the identity or nature of the Buyer in any respect.

4.	ACCOUNTS

4.1	The Accounts are based on the books and records of the Acquired Companies and have been prepared and audited on a consistent basis in accordance with the Law and UK GAAP.

4.2	The Accounts show a true and fair view of the assets, liabilities, state of affairs and profits and losses of the Acquired Companies as a whole as at the Last Accounts Date.

4.3
The Acquired Companies have no material liabilities or commitments, (absolute or contingent, accrued or unaccrued, matured or unmatured) in each case that would be required to be reflected in the audited consolidated accounts of the Company for the relevant accounting period (“Liabilities”), except (i) those which are adequately reflected or reserved against in the Accounts, Locked Box Accounts or the Disclosure Letter, and (ii) those that were incurred after the Last Accounts Date in the Ordinary Course of Business and which are not, individually or in the aggregate, material in amount.

4.4
No Acquired Company is a party to or is liable under a guarantee, indemnity or other agreement to secure a financial obligation (except in the Ordinary Course of Business) with respect to the obligations of any Person (except for a Company Subsidiary).

5.	MANAGEMENT ACCOUNTS
Having regard to the purposes for which the Management Accounts are prepared, the Management Accounts have been prepared on the bases stated therein in the Ordinary Course of Business with due care and attention, on a basis consistent, in all material respects, with the Accounts and fairly reflect the profits and losses and trading position of the Acquired Companies as at the date, and for the period, to which they relate.

6.	LOCKED BOX ACCOUNTS
The Locked Box Accounts have been prepared on the bases stated therein in the Ordinary Course of Business with due care and attention, on a basis consistent, in all material respects, with the accounting policies and procedures used to prepare the Management Accounts for the period of 12 months preceding the date of this Deed.

7.	CONDUCT SINCE THE LOCKED BOX DATE
Between the Locked Box Date and the date of this Deed, other than in the Ordinary Course of Business, there has not been, with respect to any Acquired Company, any:

7.1.1	event, occurrence or development that has had a Material Adverse Effect;

7.1.2	amendment of the Governing Documents;

7.1.3	split, combination or reclassification of any shares of their respective Equity Interests;

7.1.4
any issuance, sale or other disposition of, or creation of any Encumbrance on, any of their respective Equity Interests, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of their respective Equity Interests;

7.1.5	change in any method of financial reporting, accounting or accounting practice of the Acquired Companies;

7.1.6
material change in the Acquired Companies’ cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue or acceptance of clients deposits;

7.1.7	entry into any Contract that would constitute a Material Contract;

7.1.8	incurrence, assumption or guarantee of any Indebtedness except unsecured current obligations and liabilities incurred in the Ordinary Course of Business;

7.1.9	transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Accounts other than in the Ordinary Course of Business;

7.1.10	any capital investment in, or any loan to, any other Person;

7.1.11	acceleration, termination, material modification to or cancellation of any Material Contract;

7.1.12	any capital expenditures in excess of One Hundred Thousand Dollars ($100,000) individually or Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate;

7.1.13
imposition of any Encumbrance upon any of the Acquired Companies properties (other than a Permitted Encumbrance), tangible or intangible assets (other than a Permitted Encumbrance), or Equity Interest;

7.1.14
(i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of the Acquired Companies’ current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment or status for any employee or any termination of any employee for whom the aggregate costs and expenses exceed Fifty Thousand Dollars ($50,000), or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

7.1.15	hiring or promoting any employee except in the Ordinary Course of Business;

7.1.16
adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

7.1.17	any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of their respective shareholders or current or former directors, officers and employees;

7.1.18	entry into a new line of business or abandonment or discontinuance of existing lines of business;

7.1.19
adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal, state or non-U.S. bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar law;

7.1.20	acquisition by merger or consolidation with, or by purchase of substantially all of the assets or equity of, or by any other manner, any business or any Person or any division thereof;

7.1.21
action by or on behalf of the Acquired Companies to make, change or rescind any Tax election, amend, refile or otherwise revise any previously filed Tax Return, settle or compromise any claim, notice, audit report, assessment or other proceeding in respect of Taxes, consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment, make any change to (or make a request to any Tax Authority to change) any of its methods of Tax accounting, enter into or terminate any agreement with any Tax Authority, enter into a Tax allocation, sharing, indemnity or similar agreement (other than credit or other commercial agreements the primary purpose of which does not relate to Taxes), grant any power of attorney relating to Tax matters, or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of the Acquired Companies or Buyer in respect of any post-completion tax period;

7.1.22
commencement, settlement, or offer or proposal to commence or settle (i) any Action involving or against the Acquired Companies, (ii) any Action with the Warrantors involving or against the Acquired Companies or (iii) any Action that relates to the transactions contemplated hereby;

7.1.23
any declaration or payment of dividends or distributions (including a distribution within the meaning of section 1000 of the CTA 2010) to any Person other than a Subsidiary except as provided in the Accounts; or

7.1.24	any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

8.	TAX

Tax Returns, Taxes and Audits

8.1
Each of the Acquired Companies (A) has properly completed and timely filed all Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects and (B) has timely paid all Taxes due and owing by it (whether or not shown on any Tax Returns).

8.2	No deficiencies for any Tax have been threatened, claimed, proposed or assessed in each case against any of the Acquired Companies.

8.3
None of the Acquired Companies has received from any Tax Authority any written (A) notice indicating an intent to open an audit or enquiry, (B) request for information related to Tax matters, or (C) notice of deficiency or proposed adjustment of any amount of Tax. No Tax Return of any of the Acquired Companies is under audit by any Tax Authority and all past audits (if any) have been completed and fully resolved to the satisfaction of the applicable Tax Authority conducting such audit and all Taxes determined by such audit to be due from any of the Acquired Companies have been paid in full to the applicable Tax Authority. No claim has ever been made by a Tax Authority in a jurisdiction where any Acquired Company does not file a particular type of Tax Return or pay a particular type of Tax that such Acquired Company is or may be required to file such Tax Return or pay such Tax in that jurisdiction.

8.4
There are no Encumbrances for Taxes upon the assets of the Acquired Companies, except for Permitted Encumbrances. There is not in effect any waiver by any of the Acquired Companies of any statute of limitations with respect to any Taxes and no Acquired Company has agreed to any extension of time for filing any Tax Return that has not since been filed. None of the Acquired Companies has consented to extend the period in which any Tax may be assessed or collected by any Tax Authority which extension is still in effect.

8.5
None of the Acquired Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Completion Date as a result of: (A) the application of Section 481 of the Code, (B) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed on or prior to the Completion Date, (C) any “intercompany transaction” or any “excess loss account” (within the meaning of Treasury Regulations Sections 1.1502-13 and 1502-19, respectively) (or any corresponding or similar provisions of state, local or non-U.S. Tax Law) occurring or arising with respect to any transaction on or prior to the Completion Date, (D) any installment sale, open transaction or other transaction made on or prior to the Completion Date, or (E) any prepaid amount received on or prior to the Completion Date.

Withholding

8.6
Each of the Acquired Companies has complied in all material respects with all applicable Laws relating to the payment, collection and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or any corresponding or similar provision of state, local or non-U.S. Tax Law), and has, within the time and in the manner prescribed by applicable Law, withheld from employee wages and other amounts payable to third parties and paid over to the appropriate Tax Authority all material amounts required to be so withheld and paid over under all applicable Laws (including the Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act and relevant state and non-U.S. income and employment Tax withholding Laws), including federal, state, local and non-U.S. Taxes, and has timely filed or provided all material withholding Tax Returns in accordance with applicable Law.
Special Tax Status and Indemnification Obligations

8.7
No Acquired Company is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement, excluding any agreement entered into in the Ordinary Course of Business, the principal purpose of which is unrelated to Taxes.

8.8
None of the Acquired Companies is now, or has during the period of six years prior to the date of this Agreement been, a member of a consolidated, combined, unitary or aggregate group of which the Company was not the ultimate parent corporation. None of the Acquired Companies has any liability for Taxes of any Person (other than another Acquired Company) under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. Tax Law), as a transferee or successor, by contract or otherwise.

8.9
None of the Acquired Companies has constituted within the two years prior to the date of this Deed either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify in whole or in part for Tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

8.10
None of the Acquired Companies is or has been a party to a transaction or contract that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction. All applicable transfer pricing rules have been complied with, and all documentation required by all relevant transfer pricing Laws has been timely prepared.

8.11
None of the Acquired Companies is or has been a party to any joint venture, partnership or other arrangement or contract that would likely be treated as a partnership for federal income Tax purposes. No entity classification election pursuant to Treasury Regulations Section 301.7701-3 has ever been filed with respect to any of the Acquired Companies.

8.12	None of the Acquired Companies is the beneficiary of any Tax exemption.

8.13
None of the Acquired Companies has a permanent establishment (within the meaning of an applicable Tax treaty) in any country other than the country in which it was formed. None of the Acquired Companies operates or conducts business through any branch in any country other than the country in which it was formed.

8.14	None of the Acquired Companies has ever requested or received a ruling from any Tax Authority or signed a closing or other agreement with any Tax Authority.

8.15
No amount payable as a result of or in connection with the consummation of the transaction contemplated hereby to any Person could be characterized as any “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). There is no Benefit Plan by which any of the Acquired Companies are bound to compensate any employee of such Acquired Company or other service provider of such Acquired Company for excise Taxes paid pursuant to Section 409A or 4999 of the Code.

8.16
All Company Stock Options (whether current outstanding or not) issued to service providers based in the United States have an exercise price equal to no less than the fair market value of the underlying Shares on the grant date, as determined in accordance with Section 409A of the Code.

Claims, elections etc.

8.17
Every claim, election and disclaimer which has been taken into account for the purposes of the Accounts has been duly submitted by the applicable Acquired Company within the requisite periods and either has been accepted as valid or its validity has not been questioned or challenged by the relevant Tax Authority.

Close Investment Companies

8.18
The Company is a close company as defined in s.439 CTA 2010 but has never been a close investment holding company as defined in s.34 CTA 2010 for financial years before the financial year commencing 1 April 2015.

Value Added Tax

8.19	The Company is registered as a taxable person for the purposes of VAT and has never been registered as a member of a group of companies under s.43 VATA nor applied to be treated as such a member.

9.	ASSETS

9.1
Each of the Acquired Companies owns or otherwise has the right to use each material asset used by it, in the conduct or operation of the Company Business as conducted or operated, and no such owned assets are subject to any Encumbrance (other than any Encumbrance which is to be discharged on or prior to Completion).

9.2
The Acquired Companies have title to, or rights to use, all material tangible assets used by the Acquired Companies to conduct the business of the Acquired Companies as currently conducted. All such tangible assets are adequate for the use to which they are being put and are in reasonable operating condition and repair.

9.3	None of the Affiliates of the Warrantors owns, holds, or controls any of the rights, property, or assets necessary to conduct the business of the Acquired Companies as currently conducted.

10.	INTELLECTUAL PROPERTY

10.1
Section 10.1 of the Disclosure Letter sets forth a complete and accurate list of all (i) Registered Company Intellectual Property Rights and (ii) unregistered Marks owned by each of the Acquired Companies, other than any such unregistered Marks that are neither material nor used in a material manner by any of the Acquired Companies. For each item of Registered Company Intellectual Property Rights, such document lists (A) the record owner of such item, and, if different, the legal owner and beneficial owner of such item, (B) whether such item is issued, registered or pending, (C) the jurisdiction in which such item is issued, registered or pending, (D) the issuance, registration or application date and number of such item, and (E) for each Domain Name registration, the applicable Domain Name registrar, the name of the registrant and the expiration date for the registration.

10.2
All necessary fees and filings with respect to any Registered Company Intellectual Property Rights (other than Registered Company Intellectual Property Rights which an Acquired Company has, in its reasonable business judgment, chosen to abandon) have been timely submitted to the relevant Governmental Body and Domain Name registrars to maintain such Registered Company Intellectual Property Rights. No issuance or registration obtained and no application filed by any of the Acquired Companies for any Intellectual Property Rights has been cancelled, abandoned, allowed to lapse or not renewed, except where such Acquired Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application.

10.3
The Acquired Companies are the sole and exclusive owner of all right, title and interest in and to (i) all Registered Company Intellectual Property Rights and (ii) all other Company Intellectual Property Rights and Company Technology owned or purported to be owned by any of the Acquired Companies (clauses (i) and (ii) collectively, the “Owned Company IP”), free and clear of all Encumbrances. All Company Intellectual Property Rights and Company Technology that are not Owned Company IP (“Licensed IP”) are duly licensed to the Acquired Companies. The Acquired Companies have continuing rights (including under any Contracts) to use, sell, license and otherwise exploit, as the case may be, all Licensed IP as the same are currently used, sold, licensed and otherwise exploited by the Acquired Companies.

10.4	All Owned Company IP is freely transferable and assignable or may be extended to the Buyer without restriction and without payment of any kind to the Warrantors or any other Person.

10.5
The Owned Company IP and the Licensed IP constitute all of the Intellectual Property Rights and Technology necessary and sufficient to enable the Acquired Companies to conduct the Company Business as currently conducted. The preceding sentence shall not constitute any representation or warranty regarding infringement, misappropriation or other violation of any Intellectual Property Rights of any Person.

10.6	To the Warrantors’ Knowledge, none of the Registered Company Intellectual Property Rights have been or are subject to any interference, derivation, reexamination (including ex parte reexamination, inter partes reexamination, inter partes review, post grant review or Covered Business Method (CBM) review), cancellation, or opposition proceeding.

10.7
Section 10.7 of the Disclosure Letter sets forth a complete and accurate list of all Intellectual Property Licenses under which the licensed rights expressly include exclusive licenses to Patents and that are granted (i) from another Person to any of the Acquired Companies, and (ii) from any of the Acquired Companies to another Person.

10.8
To the Warrantors' Knowledge, neither the conduct of the Company Business nor any Company Offering (including the use, practice, offering, licensing, provision, sale, distribution or other exploitation of any Company Offering) (i) has been or is infringing, misappropriating (or resulting from the misappropriation of), diluting, using or disclosing without authorization, or otherwise violating any Intellectual Property Rights of any third Person, (ii) when conducted immediately following Completion in the same manner as conducted immediately prior to Completion, will infringe, misappropriate, dilute, use or disclose without authorization, or otherwise violate any Intellectual Property Rights of the Warrantors or any third Person; (iii) has been or is contributing to or inducing any infringement, misappropriation, or other violation of any Intellectual Property Rights of any third Person, (iv) when conducted immediately following Completion in the same manner as conducted immediately prior to Completion, will contribute to or induce any infringement, misappropriation, or other violation of any Intellectual Property Rights of the Warrantors or any third Person; or (v) has been or is constituting (or, when conducted immediately following Completion in the same manner as conducted immediately prior to Completion, will constitute) unfair competition or trade practices under the applicable Laws of any relevant jurisdiction.

10.9
None of the Acquired Companies has received any written notice, or, to the Warrantors’ Knowledge, any other notice, from any Person (i) alleging any infringement, misappropriation, misuse, dilution, violation, or unauthorized use or disclosure of any Intellectual Property Rights or Technology or unfair competition, (ii) inviting any of the Acquired Companies to consider the applicability of any Intellectual Property Rights to any Company Offerings or the conduct of the Company Business or (iii) challenging the ownership, use, validity or enforceability of any Owned Company IP, or Company Technology, nor, to the Warrantors’ Knowledge, is there any basis for any Person to make any such allegation, invitation, or challenge as set forth in the foregoing subschedules (i)-(iii).

10.10
To the Warrantors’ Knowledge, no Person is infringing, misappropriating, diluting or violating any Company Intellectual Property Rights, Company Technology owned by or exclusively licensed to any of the Acquired Companies, or Company Offering. None of the Acquired Companies has made any claim against any Person alleging any infringement, misappropriation, misuse, dilution or violation of any Company Intellectual Property Rights, Company Technology owned by or exclusively licensed to any of the Acquired Companies, or Company Offering.

10.11
Each of the Acquired Companies has taken commercially reasonable measures to protect all Proprietary Information of the Acquired Companies and all Proprietary Information of any other Person in any of the Acquired Companies’ possession or control, or to which any of the Acquired Companies has access, with respect to which any of the Acquired Companies has a confidentiality obligation. No such Proprietary Information has been authorized to be disclosed, or, to the Warrantors’ Knowledge, has been actually disclosed, to any Person other than pursuant to a written confidentiality Contract restricting the disclosure and use of such Proprietary Information. Each current and former employee and consultant of any of the Acquired Companies that has been involved in the authorship, invention, creation, conception or other development of any Owned Company IP has entered into a written non-disclosure and invention assignment Contract with such Acquired Company that assigns to such Acquired Company all Intellectual Property Rights and Technology authored, invented, created or otherwise developed by such employee or consultant in the scope of his, her or its employment or engagement with such Acquired Company, save where ownership of such Intellectual Property Rights automatically vests in an Acquired Company upon creation by operation of applicable Law (an “Invention Assignment Agreement”). No current or former employee or consultant of any of the Acquired Companies has (i) (having been asked to do so) failed to affirmatively indicate that he, she or it has no Technology (and no Intellectual Property Rights in or to any Technology) that is excluded from his, her or its assignment of inventions pursuant to such Person’s Invention Assignment Agreement, or (ii) alleged to any of the Acquired Companies or, to the Knowledge of the Warrantors, any other Person, ownership or other exclusive rights by such employee or consultant in any Intellectual Property authored, invented, created, conceived or otherwise developed by such employee or consultant in the scope of his, her or its employment or engagement with such Acquired Company, using any of the applicable Acquired Company’s Intellectual Property Rights or Technology, or that is otherwise purportedly within the scope of his, her or its assignment of inventions pursuant to such Person’s Invention Assignment Agreement.

10.12
Section 10.12 of the Disclosure Letter sets forth an accurate and complete list of all material third party Software (other than Open Source Software disclosed in Section 10.13 of the Disclosure Letter) that is (i) incorporated or embedded in or bundled with any Company Software or (ii) except for Software licensed under Non-Negotiated Vendor Contracts, otherwise used by any of the Acquired Companies in the Company Business. None of the source code for any Company Software has been licensed or provided by any Acquired Company to, or, to the Warrantors’ Knowledge, used or accessed by, any Person other than employees, consultants and contractors of the Acquired Companies who have entered into written confidentiality obligations with respect to such source code. None of the Acquired Companies is a party to any source code escrow Contract or any other Contract (or a party to any Contract obligating any of the Acquired Companies to enter into a source code escrow Contract or other Contract) requiring the deposit of any source code for any Company Software.

10.13
Section 10.13 of the Disclosure Letter sets forth an accurate and complete list of all Open Source Software that is or has been included, incorporated or embedded in, combined or distributed with, or used in the delivery or provision of any Company Software or any

Company Offering. Each of the Acquired Companies has complied and does comply with all license terms applicable to any item of Open Source Software disclosed, or required to be disclosed pursuant to this paragraph.

10.14
No Open Source Software is or has been included, incorporated or embedded in, combined or distributed with or used in the delivery or provision of any Company Software or any Company Offering, in each case, in a manner that subjects any Company Software to any Copyleft License or that requires any of the Acquired Companies to grant any Intellectual Property License with respect to their Patents.

10.15
To the Warrantors’ Knowledge, the Company Software and Company Offerings are free from any material defect or bug, or programming, design or documentation error. To the Warrantors’ Knowledge, none of the Company Software or Company Offerings constitutes or contains any Contaminants. Except in accordance with the applicable Company Privacy Policies and Laws, none of the Company Software or the Company Offerings (i) sends information of a user to another Person without the user’s consent, (ii) monitors or records a user’s actions without such user’s knowledge and, to the extent required by applicable Law, consent, or (iii) employs a user’s Internet connection without such user’s knowledge and, to the extent required by applicable Law, consent, to gather or transmit information regarding such user or such user’s behavior.

10.16
No government funding and no facilities of any university, college, other educational institution or research center were used by the Acquired Companies in the development of any Owned Company IP, nor does any Governmental Body or any university, college, other educational institution, or research center own, have any other rights in or to (including through any Intellectual Property License), or have any option to obtain any rights in or to, any Owned Company IP.

10.17
The Offer will not, pursuant to any Contract to which any of the Acquired Companies is a party or otherwise bound, result (or purport to result) in the transfer or grant by any of the Acquired Companies or the Buyer or any of its Affiliates to any Person of any ownership interest or Intellectual Property License with respect to any Company Intellectual Property Rights or Company Technology or any Intellectual Property Rights or Technology of the Buyer or any of its Affiliates.

11.	IT SYSTEMS

11.1	The IT Systems are adequate and sufficient (including with respect to working condition and capacity) to conduct the Company Business as currently conducted.

11.2
Each of the Acquired Companies (i) has taken reasonable measures to preserve and maintain the performance, security and integrity of the IT Systems (and all Software, information or data stored on any IT Systems) and (ii) maintains reasonable (taking into account, to the extent applicable, the cloud-based nature of the Acquired Companies’ products and services) documentation regarding all IT Systems, their methods of operation and their support and maintenance.

11.3
During the twelve month period prior to the date hereof, (A) there has been no failure with respect to any IT Systems that has had a material effect on the operations of any of the Acquired Companies and (B) to the Knowledge of the Warrantors, there has been no unauthorized access to or use of any IT Systems (or any Software, information or data stored on any IT Systems).

11.4
Immediately following Completion, the Acquired Companies shall have and be permitted to exercise the same rights (whether ownership, license or otherwise) with respect to the IT Systems as the Acquired Companies would have had and been able to exercise had this Deed, and such other agreements, documents and instruments to be executed and delivered after the date hereof, not been entered into and the transactions contemplated by this Deed and the Offer not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Acquired Companies would otherwise have been required to pay.

12.	DATA PROTECTION

12.1
Each of the Acquired Companies maintains a policy that governs its collection, use, storage, retention, disclosure and disposal of Personal Information (each, a “Privacy Policy”). Each of the Acquired Companies’ practices conform in all material respects to the applicable Privacy Policy. Each of the Acquired Companies has during the five years prior to the date of this Agreement complied in all material respects with all applicable Laws (including the Data Protection Act 1998, the General Data Protection Regulation (EU) 2016/679, the Data Protection Act 2018, the Privacy and Electronic Communications (EC Directive) Regulations 2003, Part I of the Regulation of Investigatory Powers Act 2000) relating to: (i) the privacy of users of each of the Acquired Companies’ websites, mobile applications, and other Company Offerings; (ii) the collection, compilation, use (including, without limitation, for communications and direct marketing purposes), storage, processing, retention, safeguarding, transfer (including cross-border transfer), disclosure, and disposal of any Personal Information by or on behalf of any of the Acquired Companies; and (iii) the Payment Card Industry Data Security Standard (“PCI DSS”) with respect to any payment card data that the Acquired Company has collected or processed. To the Warrantors' Knowledge, any third party that processes payment card data on behalf of an Acquired Company complies and at all times has complied with the PCI DSS. At all times since inception, each of the Acquired Companies has provided notice of its applicable Privacy Policy on all of its websites and mobile applications where required by applicable Laws at such time. These notices and all materials distributed or marketed by, and to the Warrantors' Knowledge, on behalf of the Acquired Companies to users or customers (i) are materially in compliance with all applicable Laws and (ii) do not contain any material omissions and are not misleading or deceptive.

12.2
The Acquired Companies have during the five years prior to the date of this Agreement implemented and maintained a written security plan which implements and monitors commercially reasonable administrative, technical, and physical safeguards designed to ensure that Personal Information, intellectual property that derives its value from not being publicly known, or any other confidential or sensitive information (collectively, “Protected Data”) within the possession or control of the Acquired Companies is protected against loss, damage, unauthorized access, unauthorized use, unauthorized modification, or other misuse (such plans, collectively, the “Security Practices”). The Security Practices materially conform, and at all times during the five years prior to the date of this Agreement have materially conformed, with (i) any information security statements in the Company’s applicable Privacy Policy then in effect, (ii) any public statements regarding the Acquired Companies’ information security practices made by any of the Acquired Companies, and (iii) all of the Acquired Companies’ contractual commitments. No Actions have been asserted or, to the Knowledge of the Warrantors, are threatened against any of the Acquired Companies by any Person with respect to the security of Protected Data in the possession or control of an Acquired Company. To the Warrantors' Knowledge, there has been no unauthorized access to, or disclosure or misuse of, or other breach of the security of Protected Data owned or controlled by, or on behalf of, any of the Acquired Companies. None of the Acquired Companies have notified, nor have any of the Acquired Companies been required to notify (whether pursuant to any applicable Law or otherwise), any Person of any information security breach or incident involving Personal Information.

12.3
No Person has, to the Warrantors' Knowledge, made any written claim or commenced any claim or investigation with respect to an Acquired Company’s compliance with applicable Laws relating to data privacy or data security.

13.	ENVIRONMENTAL MATTERS
(a) Each Acquired Company is and has been in compliance in all material respects with all Environmental Laws applicable to its operations and use of the Leased Real Property, (b) to the Warrantors’ Knowledge there has been no material Release or threat of Release of any Hazardous Material by any Acquired Company at or on the Leased Real Property that requires reporting, investigation or remediation by the Acquired Companies pursuant to any Environmental Law, (c) except for those matters that are no longer pending, no Acquired Company has received any material written request for information, notice, demand letter, administrative inquiry or written complaint or claim under any Environmental Law or been subject to any governmental or citizen enforcement action with respect to any Environmental Law and (d) to the Warrantors’ Knowledge, no real property ever owned, operated or leased by the Acquired Companies is listed on, or has been proposed for listing on, the National Priorities List or on the CERCLIS, or any analogous non-U.S., state or local list.

14.	INSURANCE

14.1	The Buyer has been provided with a list of the material insurance policies held by, or for the benefit of, the Acquired Companies (the “Insurance Policies”).

14.2	Each Insurance Policy is in full force and effect as of the date hereof and all premiums have been paid in full.

14.3	As of the date hereof, no notice of cancellation, premium increase, alteration of coverage or termination has been received by the Acquired Companies with respect to any such Insurance Policy.

14.4
There are no claims related to the business of the Acquired Companies pending under any Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.

14.5	The Acquired Companies are not in default under, or have otherwise failed to comply with, in each case in any material respect, any provision contained in any Insurance Policy.

14.6	The Insurance Policies are sufficient for compliance with all applicable Laws and Contracts to which the Acquired Companies are a party or by which they are bound.

15.	MATERIAL CONTRACTS

15.1	No Acquired Company is party to a Contract which:

15.1.1	is with a Material Client as a counterparty or is a customer contract which cannot be cancelled by the applicable Acquired Company without penalty or without more than three months’ notice;

15.1.2
is a partnership agreement or joint venture Contract pursuant to which an Acquired Company has an obligation to make an investment in or loan to any Person or that involves a sharing of revenues, profits, losses, costs or liabilities by an Acquired Company with any Person (other than the Company);

15.1.3	requires any Acquired Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

15.1.4	provides for the assumption of any Tax or environmental Liability of, any Person other than an Acquired Company;

15.1.5
establishes a contractual relationship between any Acquired Company and any worker, independent contractors or consultants (or similar arrangements) providing for fixed compensation in excess of Two Hundred Fifty One Thousand Dollars ($251,000) per annum other than such employment agreements or Contracts which are terminable without cost or liability to the Acquired Companies;

15.1.6	is a collective bargaining agreement or Contract with any Union to which any Acquired Company is a party;

15.1.7
other than in the Ordinary Course of Business, any Contract (excluding for the avoidance of doubt any contract of employment with any employee, or former employee or consultant) that (i) provides for the authorship, invention, creation, conception or other development of any Technology or Intellectual Property Rights (A) by any of the Acquired Companies for any other Person or (B) for any of the

Acquired Companies by any other Person, including, in each of clauses (A) and (B), any joint development by any of the Acquired Companies with any other Person; (ii) provides for the assignment or other transfer of any ownership interest in Intellectual Property Rights (A) to any of the Acquired Companies from any other Person or (B) by any of the Acquired Companies to any other Person; or (iii) includes any exclusive grant of an Intellectual Property License to any other Person by any of the Acquired Companies (other than, with respect to this subsection (iii) only, pursuant to Standard Form Customer Contracts);

15.1.8
is a Contract under which any Acquired Company (A) grants any exclusive rights, noncompetition rights, rights of first refusal, rights of first negotiation or most-favored customer rights, or (B) limits or purports to limit the ability of the Acquired Companies to compete in any line of business or with any Person or in any geographic area or during any period of time, time, (C) contains “clawback” or similar undertakings by the Acquired Companies requiring the reimbursement or refund of any fees, (D) contains waivers of fees or other expenses, (E) contains “key person” covenants, undertakings or notice or termination provisions or (F) contains performance-based fee or allocation provisions;

15.1.9
any Contract that following Completion would or would purport to require Buyer or any of its Affiliates (other than the Acquired Companies) to (i) grant any Intellectual Property License, (ii) assign or transfer to any Person any Company Owned IP, or (iii) subject any Company Owned IP to any Encumbrance;

15.1.10	is a Related Party Contracts which are not on arm's length terms;

15.1.11
all franchise, agency, commission and/or revenue share arrangements with third parties, sales promotion, market research, marketing consulting and advertising Contracts to which the Acquired Companies are a party;

15.1.12
relates to the sale of any of the assets of an Acquired Company within the 12 months prior to Completion, other than any such sale in the Ordinary Course of Business or the disposition or sale of obsolete assets or assets with de minimis or no book value;

15.1.13
relating to the acquisition by an Acquired Company of any operating business; or the assets constituting substantially all of any operating business; or Equity Interests of any other Person, other than agreements entered into in the Ordinary Course of Business for the acquisition of goods and services and confidentiality agreements;

15.1.14	is with any Governmental Body;

15.1.15	any Contracts relating to Indebtedness (including guarantees) of the Acquired Companies, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with UK GAAP, in each case, where any Acquired Company is a lender or borrower;

15.1.16	contains provisions requiring future contingent or non-contingent “earnout” or similar payments to be made by any Acquired Company;

15.1.17	any Contract providing for future payments or the acceleration or vesting of payments that are conditioned, in whole or in part, on a change in control of any Acquired Company;

15.1.18	an Acquired Company has made advances or loans to any other Person, other than advances made to any employee of such Acquired Company in the Ordinary Course of Business; and

15.1.19	is for the supply of goods and/or services by or to any of the Acquired Companies on terms under which retrospective or future discounts, price reductions or other financial incentives are given.

15.2
Each of the contracts referred to in paragraph 15.1 of this Schedule 1 to which an Acquired Company is a party and each of the contracts between an Acquired Company and a Material Client or Material Supplier (“Material Contract”) is the legal, valid and binding obligation of the applicable Acquired Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).

15.3
Each of the Material Contracts is in full force and effect, and the applicable Acquired Company is not and, to the Knowledge of the Warrantors, no other party to any such agreement is, in material default under any such agreement.

15.4
To the Warrantors’ Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

15.5	Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to the Buyer.

15.6
No party with whom an Acquired Company has entered into a Material Contract has within the twelve (12) months immediately preceding the date of this Deed given notice in writing to such Acquired Company of its intention to terminate such Material Contract.

15.7	No Acquired Company is a party to any Contract having an annual value of not less than Two Hundred Fifty Thousand Dollars ($250,000), which in accordance with its terms may be terminated by the counterparty as a result of a change of Control of any of the Acquired Companies.

16.	KEY RELATIONSHIPS

16.1
Section 16.1 of the Disclosure Letter sets forth a list of each of the top 30 customers of the Acquired Companies by annual recurring revenue (as calculated in August 2018) (“Material Client”). As of the date of this Deed, none of the Acquired Companies has received any written notice from any Material Clients that such Material Client has ceased to use, or intends to cease to use the respective services of the Acquired Companies after Completion or to otherwise terminate or materially (in the context of the relevant Material Client relationship) reduce or modify their relationship with any Acquired Company (whether related to payment, price or otherwise).

16.2
Section 16.2 of the Disclosure Letter sets forth a list of those suppliers of the Acquired Companies which, in the Warrantors’ reasonable opinion, are key to the service offerings of the Acquired Companies (“Material Supplier”). During the previous twelve (12) months, none of the Acquired Companies has received any written notice that any of their respective Material Suppliers has ceased, or intends to cease, to supply goods or services to any Acquired Company or to otherwise terminate or materially (in the context of the relevant Material Supplier relationship) reduce their relationship with any Acquired Company.

17.	RELATED PARTY TRANSACTIONS
Except for (a) employment agreements entered into with employees in the Ordinary Course of Business or (b) participation in equity incentive plans by employees, (c) any shareholders' agreement entered into in relation to the Company and (d) any other agreement or instrument pursuant to which any convertible security has been issued or granted to any shareholder of the Company, no Contract, relationship or other agreement, arrangement or transaction exists involving any Acquired Company, on the one hand, and the Warrantors, any shareholder of the Warrantors, any Affiliate of the Warrantors (other than the Acquired Companies or their shareholders), any director or any officer, or members of such individuals’ immediate families, or any enterprise in which a substantial interest in the voting power is owned, directly or indirectly, by such individuals, any customer or supplier, on the other hand (each a “Related Party Contract”).

18.	EMPLOYEES

18.1
Each Acquired Company is in compliance with all Laws applicable to them relating to the employment of labor and employment practices, including all applicable Laws relating to labor relations, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, including the Immigration Reform and Control Act, wages, hours, overtime compensation, holiday pay, sick pay, wage statements, payment and required publication of wages equitably based on gender, race, and ethnicity, working during rest days, child labor, hiring, promotion and termination of employees, worker classification (including the proper classification of workers as independent contractors), working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, unemployment insurance, equal opportunity and collective bargaining.

18.2
Section 18.2 of the Disclosure Letter sets forth a true, correct and complete list (anonymized in so far as necessary to comply with applicable data protection laws) of all employees, workers, independent contractors, and other non-employee service providers currently performing services for each Acquired Company, and information indicating whether the Person is an employee, worker, consultant or independent contractor and, as applicable, each Person’s (i) job title, (ii) location, (iii) commencement date of service with the Acquired Company, (iv) full-time or part-time classification, (v) for U.S. based individuals, exempt or non-exempt classification, (vi) hours of work per week (for all non U.S. based individuals and all US based non-exempt and part time employees), (vii) base compensation and benefits, (viii) bonus and commission eligibility, (ix) confirmation of right to work, and (x) the length of notice necessary to terminate employment or engagement or, if a fixed term, the expiry date of that fixed term and details of any previous renewals.

18.3
Complete and correct copies of (i) the terms of employment or engagement applicable to those employees, independent contractors or consultants of any Acquired Company whose base salary or compensation exceeds Two Hundred Fifty One Thousand Dollars ($251,000), (ii) the standard terms and conditions of employment utilized by any Acquired Company for employees; and (iii) the staff handbook(s) and any other material staff policies or procedures applicable to employees of the Acquired Companies have been made available to the Buyer (anonymized in so far as necessary to comply with applicable data protection laws).

18.4
Within the past three (3) years, there have been no pending or, to the Warrantors’ Knowledge, threatened labor or employment disputes brought or filed by any Person or Governmental Body in connection with the employment of any current or former applicant, employee, worker, consultant, or independent contractor of any Acquired Company, including any claims alleging unlawful harassment, employment discrimination (including discrimination based upon sex, gender, gender identity, gender expression, race, citizenship, disability, pregnancy, religion, religious creed, national origin, age, sexual orientation, whistleblowing or any other characteristic protected by applicable Law), unfair labor practices, unpaid wages, unlawful wage or immigration practices, wrongful termination, or unlawful Tax withholding practices regarding the Acquired Companies (or their representatives) any of which could reasonably be expected to result in a material liability.

18.5
To the Warrantors’ Knowledge, none of the Acquired Companies’ employees are subject to any non-compete, non-solicitation, non-disclosure, confidentiality, employment, consulting or similar contracts in conflict with the business of any Acquired Company. No Acquired Company has received any written notice alleging that any violation of any such contracts has occurred.

18.6	Within the past three (3) years, no Acquired Company has (i) in respect of US-based individuals implemented any “mass layoff” or “plant closing” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN”), or (ii) in respect of non-US-based individuals engaged in any comparable conduct under any applicable state or non-U.S. Law (including any proposed collective redundancy process for the purposes of the Trade Union and Labour Relations (Consolidation) Act 1992 (“TULR(C)A”)), or taken any other action that could result in a violation of WARN, TULR(C)A or any comparable state or non-U.S. Law, and no such action shall be implemented without advance notification to the Buyer.

18.7
No current director, officer, employee, worker or independent contractor employed or engaged by any Acquired Company has given or received notice terminating his employment or engagement, and Completion will not entitle any such director, officer, employee, worker or independent contractor to terminate his employment or engagement or trigger any entitlement to a severance payment or liquidated damages.

18.8
No Acquired Company is or has at any time been a party to or otherwise bound by any collective bargaining agreement or other agreement with a Union. Within the past three (3) years no Acquired Company has been subject to any demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any Union nor is there pending or, to the Warrantors’ Knowledge, threatened in writing, any labor strike, walkout, work stoppage, slow-down or lockout involving an Acquired Company.

18.9
Within the past five (5) years, no Acquired Company has at any time been a party to a relevant transfer for the purposes of any national law under the EU Transfer of Undertakings Directive 2001/23/EC (including the Transfer of Undertakings (Protection of Employment) Regulations 2006) and no such transfer is proposed by any Acquired Company.

19.	EMPLOYEE BENEFIT PLANS

19.1	Section 19.1 of the Disclosure Letter sets forth each US Benefit Plan.

19.2	Section 19.2 of the Disclosure Letter sets forth each Non-US Benefit Plan.

19.3
None of the Acquired Companies or any of their Affiliates intends to or has committed to establish or enter into any new Benefit Plan, or to modify or terminate any Benefit Plan (except to conform any such Benefit Plan to the requirements of any Law, in each case as previously disclosed to the Buyer in writing or as required by this Deed). None of the US Benefit Plans provides for post‑employment life or health insurance benefits for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (or similar state Law).

19.4
The Company has made available to the Buyer, to the extent applicable: (i) correct and complete copies of each material Benefit Plan, including all amendments thereto, and all related trust documents, (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each US Benefit Plan, (iii) the most recent summary plan description, if any, required under ERISA with respect to each US Benefit Plan, (iv) all material written contracts relating to each Benefit Plan, including administrative service agreements and group insurance contracts, (v) all non-routine correspondence to or from any Governmental Body relating to any Benefit Plan, (vi) the most recent IRS determination or opinion letter with respect to any applicable US Benefit Plan and (vii) all insurance policies in the possession of the Acquired Companies or any of their Affiliates pertaining to fiduciary liability insurance covering the fiduciaries for each Benefit Plan.

19.5
None of the Acquired Companies or any of their current or former ERISA Affiliates has in the six years prior to the date of this Agreement maintained, established, sponsored, participated in, or contributed to (or had an obligation to sponsor or contribute to) any: (i) pension plan subject to Title IV of ERISA, (ii) a “multiemployer plan” within the meaning of Section (3)(37) of ERISA, (iii) a “multiple employer plan” as defined in Section 413(c) of the Code, (iv) a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, (v) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, (vi) a funded welfare plan within the meaning of Section 419 of the Code, or (vii) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code.

19.6
Each Benefit Plan has been established, administered and maintained in all material respects in accordance with applicable Laws, including ERISA and the Code. Each US Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS regarding its qualification thereunder, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Benefit Plan for any period for which such Benefit Plan would not otherwise be covered by an IRS determination and, to the Knowledge of the Warrantors, no event or omission has occurred that would cause any Benefit Plan to lose such qualification.

19.7
No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred or could reasonably be expected to occur with respect to any US Benefit Plan. There is no Action pending, or, to the Knowledge of the Warrantors, threatened (other than routine claims for benefits), against any Benefit Plan or against the assets of any Benefit Plan that could reasonably be expected to result in a material liability.

19.8
There is no Action pending or, to the Knowledge of the Warrantors, threatened by the IRS, U.S. Department of Labor, or any other Governmental Body with respect to any Benefit Plan. None of the Acquired Companies or any ERISA Affiliate has ever incurred any penalty or Tax with respect to any US Benefit Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

19.9
Each Non-U.S. Benefit Plan and related trust is, and has been operated in material compliance with the laws of the applicable country, its terms, and the terms of any collective bargaining, collective labor or works council agreements. Each Non-U.S. Benefit Plan which, under the laws of the applicable country, is required to be registered or approved by any Governmental Body, has been so registered or approved. Each Non-U.S. Benefit Plan intended to qualify for special tax treatment meets all the requirements for such treatment.

19.10
Except as expressly contemplated by this Deed, neither the execution and delivery of this Deed by the Company nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee of any Acquired Company, (ii) increase any benefits otherwise payable under any Benefit Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits under any such plan.

19.11
There have been no (i) disqualifying events in respect of EMI Options under Section 534 of ITEPA 2003, (ii) material amendments to any of the terms of any EMI Options, or (iii) any withdrawal of HM Revenue & Customs’ approval before 6 April 2014 of any EMI Options.

19.12
The Warrantors are not aware of (i) any failure to notify the grant of any EMI Options to HM Revenue & Customs within the required time limit under paragraph 44 of Schedule 5 of ITEPA 2003, or (ii) any dispute (or potential dispute) with HM Revenue & Customs as to whether any EMI Options are qualifying options for the purpose of paragraph 1(2) of schedule 5 of ITEPA 2003.

19.13
No employment-related securities (as defined in Sections 420 and 421B(8) of ITEPA 2003), including, without limitation, any shares acquired under section 205A of the Employment Rights Act 2003, have been issued or transferred and there are no agreements, schemes or promises to make any such issues or transfers (i) by any Acquired Company, (ii) under any arrangement established by any Acquired Company or (iii) by a shareholder of any Acquired Company (or under arrangements established by such a person) to any current, former or proposed employees or directors of any Acquired Company (or to associates of such employees or directors).

19.14
For any restricted securities (as defined in Section 423 of ITEPA 2003) acquired by any current employees or directors of any Acquired Company (or any nominees or associates of such employees or directors) a joint election to fully disapply Chapter 2 of Part 7 of ITEPA 2003 has been made under Section 431(1) of ITEPA 2003 and all such joint elections have been properly made using forms approved by HM Revenue & Customs and within the applicable time limits.

19.15
There are no other shares, securities or interests in them held by any or for any current employee or director of any Acquired Company (or any nominees or associates of such employees or directors), including, without limitation, any shares acquired under section 205A of the Employment Rights Act 2003, which (i) do not fall within this paragraph 19 of this Schedule 1 of this Deed, and (ii) may give rise to a liability of any Acquired Company to account for PAYE, income tax or national insurance contributions (or equivalent liabilities in another jurisdiction).

19.16
No loans have been made to any current, former or proposed employees or directors of any Acquired Company (or to any nominees or associates of such employees or directors) which were made or arranged by any Acquired Company or any employee benefit trust or similar arrangement established by any Acquired Company.

19.17
All reasonably foreseeable liabilities of any Acquired Company to account for PAYE or employee national insurance contributions (or equivalent liabilities in other jurisdictions) in connection with any securities, options, loans, employee benefit trust or similar arrangement are covered by enforceable contractual arrangements for those liabilities to be met in full by the relevant employee or director or some other person.

19.18
Section 19.18 of the Disclosure Letter contains details of all (i) agreements and joint elections made by the Company or any Subsidiary with any current employees or directors (or any nominees or associates of such employees or directors) for the reimbursement or transfer of employer national insurance contributions (or any similar liability in another jurisdiction), (ii) joint elections in respect of restricted securities made by the Company or any Subsidiary with any current employees or directors (or any nominees or associates of such employees or directors) under Chapter 2 of Part 7 of ITEPA 2003, and (iii) valuations of securities prepared in respect of any securities or options within 19.11 of this paragraph 19 of this Schedule 1 of this Deed and any agreements concerning such valuations reached with HM Revenue & Customs Shares and Assets Valuation.

20.	PENSIONS

20.1
Other than the Defined Contribution Scheme, there is no scheme or arrangement in relation to which the Acquired Companies have incurred or may incur a legal obligation to make payments for or in relation to the provision of benefits on death or retirement in respect of or by reference to any employee or former employee, or any current or former director of the Acquired Companies and no proposal or announcement has been made by the Acquired Companies to any employee about the introduction, continuance, increase or improvement of, or payment of a contribution towards any such scheme, agreement, arrangement or practice.

20.2	Copies of documents containing details which are at least sufficient to enable the Buyer to form a fair and accurate assessment of the Defined Contribution Scheme have been Disclosed.

20.3	The Defined Contribution Scheme only provides benefits that are money purchase benefits within the meaning of section 181(1) of the Pension Schemes Act 1993.

20.4
No Acquired Company has, in relation to the Defined Contribution Scheme, received any written notice that it is in breach of or applicable laws (including without limitation sex and other discrimination laws and equal pay laws) nor has any Acquired Company received any notification that any such notice is threatened to be issued.

20.5	There has been disclosed in relation to the Defined Contribution Scheme full details of the eligibility, employer and employee contributions for employees of the Acquired Companies.

20.6	No contributions payable by the Acquired Companies to the Defined Contribution Scheme have fallen due but remain unpaid.

20.7
No Acquired Company nor to the Warrantors' Knowledge any connected or associated person participates or has in the last six years participated in any pension scheme to which the provisions of sections 38 to 51 of the Pensions Act 2004 apply.

20.8
No current employee of the Acquired Companies is employed by the Acquired Companies as a result of a "relevant transfer" (for the purposes of the Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006 as applicable) that occurred on or after 1 May 1982 where prior to that transfer that employee enjoyed rights under a pension arrangement that may be payable other than on old age, invalidity or death.

20.9
In relation to the Defined Contribution Scheme, there are no complaints under the internal disputes resolution procedure, complaints to any Ombudsman, reports to the Pensions Regulator, arbitrations, mediations, actions or claims in progress, pending or threatened and to the Warrantors’ Knowledge there is no fact or circumstances likely to give rise to such action or proceedings.

20.10	The Acquired Companies have complied with their obligations under the provisions of Part 1 of the Pensions Act 2008 relating to automatic enrolment.

20.11
No Contribution Notice or Financial Support Direction has been received by (or has been threatened to be issued against) any Acquired Company and to the Warrantors' Knowledge there are no facts or circumstances that could reasonably be expected to give rise to such notice or direction.

20.12
To the Warrantors’ Knowledge, the Disclosed Schemes have been operated and administered in accordance with the terms of its governing documentation, all legal obligations, and the requirements of all regulatory bodies, including, without limitation, the Pensions Regulator and HMRC.

21.	REAL PROPERTY

21.1	No Acquired Company owns, or has ever owned, any real property.

21.2
Section 21.2 of the Disclosure Letter sets forth a list of all Contracts under which any of the Acquired Companies leases, subleases or otherwise occupies or uses any real property or any interest therein and all amendments thereto (each a “Lease” and collectively, the “Leases”) (such underlying property interests, with all easements and other rights appurtenant to such property, the “Leased Real Property”). The Company has delivered or made available to the Buyer true, complete and correct copies of each Lease.

21.3	With respect to each Leased Real Property:

21.3.1
the applicable Acquired Company has a valid and enforceable leasehold interest to the leasehold estate pursuant to each pertinent Lease, free and clear of any Encumbrances, other than Permitted Encumbrances;

21.3.2	each such Lease listed has been duly authorized and executed by the applicable Acquired Company;

21.3.3	none of the Acquired Companies is a sublessor of, or has assigned any lease covering, any item of Leased Real Property; and

21.3.4	no Acquired Company nor, to the Warrantors’ Knowledge, any other party to any Lease, is in material default under any of the Leases.

21.4	The Leased Real Property constitutes all interests of the Acquired Companies in real property currently used in connection with the respective businesses of the Acquired Companies.

22.	MATERIAL LITIGATION

22.1
There are no Actions pending or, to the Warrantors’ Knowledge, threatened in writing (a) against or by the Acquired Companies or affecting any of their respective properties or assets (or by or against the Warrantors or any Affiliate of the Warrantors and relating to the Acquired Companies); or (b) against or by the Acquired Companies, the Warrantors or any Affiliate of the Warrantors that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Deed. To the Warrantors’ Knowledge, no event has occurred or circumstance exists that would reasonably be expected to give rise to, or serve as a basis for, any such Action.

22.2	There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Acquired Companies or any of their respective properties or assets.

23.	COMPLIANCE WITH LAW

23.1
The Acquired Companies have complied, and are now complying, in all material respects, with all Laws applicable to them or their businesses, properties or assets, and to the Warrantors’ Knowledge, no facts or circumstances exist which would reasonably be expected to cause the Acquired Companies to violate or fail to comply in any material respect with any such Laws.

23.2
The Acquired Companies have not (i) received any written notice from any Governmental Body with respect to any alleged violation by the Acquired Companies of any applicable Law or (ii) entered into or been subject to any Governmental Order with respect to the Acquired Companies or their respective properties or assets, or received any written request for information, notice, demand letter, inquiry, complaint or claim from any Governmental Body with respect to the foregoing.

23.3
To the Warrantors’ Knowledge, none of the Warrantors, employees, consultants or agents of the Acquired Companies, in their respective capacities as such, has been charged, has received written notice or communication that he or she is or was, under investigation, by any Governmental Body with respect to any violations of any applicable Laws.

23.4
All Permits required for the Acquired Companies to conduct their businesses have been obtained by them and all Permits required for the Acquired Companies to conduct their businesses as currently conducted are valid and in full force and effect, and the Acquired Companies are in compliance in all material respects with such Permits.

23.5	All fees and charges with respect to such Permits as of the date hereof have been paid in full.

23.6
Neither the Acquired Companies, nor the Warrantors has received any written notification, regarding any actual or alleged failure to comply with any such Permit and no Action is pending or, to the Warrantors’ Knowledge, is threatened in writing to revoke, suspend deny, terminate, cancel, withdraw or limit any such Permit.

23.7
To the Warrantors’ Knowledge, no event has occurred and no circumstance exists that would reasonably be likely to result in a violation of or failure on the part of the Acquired Companies to comply with the terms of, or the revocation, withdrawal, termination, cancellation, suspension or modification of, any such Permit.

24.	ANTI-MONEY LAUNDERING LAWS AND SANCTIONS AND EXPORT COMPLIANCE

24.1	None of the Acquired Companies, or their respective officers, directors, or employees, or to the Knowledge of the Warrantors, any agent of any of the Acquired Companies, is a Prohibited Person.

24.2
None of the Acquired Companies is a party to any Contract or bid with, or has conducted any business directly or indirectly within the past five (5) years involving, (i) an OFAC Sanctioned Country or (ii) any Prohibited Person.

24.3
Each of the Acquired Companies (i) is in compliance in all material respects with all applicable Anti-Money Laundering Laws and Sanctions and Export Laws and (ii) has instituted and maintains policies and procedures designed to promote and achieve compliance with all applicable Anti-Money Laundering Laws and Sanctions and Export Laws.

24.4
No notice has been received by any of the Acquired Companies nor, to the Knowledge of the Warrantors, is there any threatened claim or investigation against any of the Acquired Companies, nor has any Governmental Order been imposed (or, to the Knowledge of the Warrantors, is any such order threatened to be imposed) upon the businesses of the Acquired Companies by or before any Governmental Body, nor pending voluntary disclosure to any

Governmental Body, in each case, in connection with an alleged violation of any Anti-Money Laundering Law or any Sanctions and Export Law.

25.	ANTI-CORRUPTION LAWS; CERTAIN REGULATORY MATTERS

25.1
None of the Acquired Companies, or their respective officers, directors or employees, or, to the Knowledge of the Warrantors, any agent of the Acquired Companies, in the past five (5) years either (i) violated any Anti-Corruption Laws or (ii) offered, paid, promised to pay, or authorized the payment of any money, or offered, gave, promised to give, or authorized the giving of anything of value, including cash, checks, wire transfers, tangible and intangible gifts, favors, services, and those entertainment and travel expenses that go beyond what is reasonable and customary and of modest value:

25.1.1
to any FCPA Government Official, whether directly or through any other Person, for the purpose of: (i) influencing any act or decision of a FCPA Government Official in his or her official capacity; (ii) inducing a FCPA Government Official to do or omit to do any act in violation of his or her lawful duties; (iii) securing any improper advantage; (iv) inducing a FCPA Government Official to influence or affect any act or decision of any FCPA Governmental Authority or (v) assisting any Representative in obtaining or retaining business for or with, or directing business to, any Person;

25.1.2
to any Person under circumstances in which any of the Acquired Companies, or their respective officers, directors, employees, or vendors knew or had reason to know that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any FCPA Government Official; or

25.1.3
to any Person in a manner which would constitute or have the purpose or effect of public or commercial bribery, or the acceptance of or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business or any improper advantage.

25.2
None of the Acquired Companies, or their respective officers, directors or employees, or, to the Knowledge of the Warrantors, any agent of the Acquired Companies, has, either (i) (A) conducted or initiated any review, audit, or internal investigation or (B) made a voluntary, directed, or involuntary disclosure to any Governmental Body responsible for enforcing Anti-Corruption Laws, in each case with respect to any alleged act or omission arising under or relating to noncompliance with any Anti- Corruption Law or (ii) received any notice, request, or citation from any Person alleging noncompliance with any Anti-Corruption Law.

26.	SOLVENCY

26.1	No Acquired Company is insolvent or unable to pay (within the meaning of section 123 of the Insolvency Act 1986) its Third-Party Debts.

26.2	No order has been made, petition presented or resolution passed for the winding up of an Acquired Company or for the appointment of a liquidator or provisional liquidator to an Acquired Company.

26.3	No Acquired Company has received notice in writing that a floating charge created by any Acquired Company has crystallized.

26.4	No Acquired Company has proposed or agreed to a composition, compromise, assignment or arrangement with any of its creditors in the two year period prior to the date of this Deed.

26.5	No Acquired Company has received notice in writing that distress, execution or other process has been levied on any of its material assets.

27.	BOOKS AND RECORDS
The minute books and record books of the Acquired Companies, all of which have been made available to the Buyer, are complete and correct in all material respects. The minute books of the Acquired Companies contain materially accurate and complete records of all meetings, and actions taken by written consent of, the shareholders, the board of directors and any committees of the board of directors of the Acquired Companies, and no meeting, or action taken by written consent, of any such shareholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At Completion, all of those books and records will be in the possession of the Company

28.	BROKERAGE OR COMMISSIONS
No Acquired Company has entered into any Contract, arrangement or understanding with any Person that may result in the obligation of an Acquired Company to pay any finder’s fees, brokerage, investment banking or agent’s commissions or other like payments in connection with this Deed or the Offer.

29.	LEAKAGE
From (and excluding) the Locked Box to (and including) the date of this Deed, there has been no Leakage other than Permitted Leakage.

SCHEDULE 2
LIMITATIONS AND REMEDIES

1.	TIME LIMITS FOR BRINGING CLAIMS

1.1	The Management Warranties shall survive Completion. The Buyer will not be entitled to bring any Claim:

1.1.1	unless the Buyer notifies the Warrantors of the Claim in accordance with paragraph 1.2 of this Schedule 2 in any event on or before the expiry of:

(a)
the full period of applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) in respect of the Fundamental Warranties and the Management Warranties set forth in paragraph 8 of Schedule 1 (Tax) and paragraph 19 of Schedule 1 (Employee Benefit Plans); or

(b)	36 months after the Completion Date in respect of any Claim for breach of Clauses 6.1 to 6.8; and

(c)	18 months after the Completion Date in respect of all other Claims,

1.1.2
which is not satisfied, settled or withdrawn within six months of the date of notification of such Claim under sub-paragraph 1.1.1 of this Schedule 2 unless proceedings in respect of it have been commenced by being both issued and served on the relevant Warrantors and which the Buyer undertakes to pursue as soon as reasonably practicable upon giving notice pursuant to paragraph 1.2 of this Schedule 2.

1.2
If the Buyer becomes aware of any fact, matter or circumstance which gives rise or could give rise to a Claim, the Buyer shall, as soon as reasonably practicable on becoming aware of such fact, matter or circumstance, give notice to the Warrantors of that fact, matter or circumstance (including reasonable details of such fact, matter of circumstance, the due date for any payment and so far as practicable the amount in respect of which a Claim may be made), but the failure to include such details shall not prejudice the Buyer’s right to seek recovery or compensation for any such Claim or potential Claim).

2.	LIMITATION ON QUANTUM

2.1
Except for claims arising from fraud or fraudulent misrepresentation, any Damages for which the Warrantors shall be liable pursuant to a Warranty Claim shall be satisfied only by recovery by the Buyer under the W&I Insurance Policy. The Warrantors shall be directly liable to the Buyer for Damages up to an amount not to exceed the Cap, up to their respective Allocable Share. It is acknowledged by the Buyer that its only recourse for its losses in respect of all such Warranty Claims in excess of the Cap shall be solely under the W&I Insurance Policy and it shall seek recovery of all such Warranty Claims in excess of the Cap under the W&I Insurance Policy.

2.2
For purposes of determining (i) whether there has been any misrepresentation or breach of a representation or warranty and (ii) the amount of any Damages resulting therefrom, all qualifications or exception in any representation or warranty relating to or referring to the terms “material”, “materiality”, “Material Adverse Effect”, “in all material respects” or any similar qualification, term or phrase shall be disregarded.

2.3
The Buyer will not be entitled to bring any Claim for any breach of Clause 3.1 unless the aggregate amount of such Claims exceeds $175,000, in which case the Warrantors will be liable for whole amount (and not just the excess).

2.4
Without prejudice to any other provisions of this Deed, the total aggregate liability (including interest, costs and expenses) of each Warrantor in respect of any and all Claims shall not, in any event, exceed the Aggregate Cap and shall (other than in respect of a Claim under Clause 6.1 to 6.8) be limited to their Allocable Share of any Damages in respect of any such Claim.

2.5
No Warrantor shall be liable in respect of any Warranty Claim to the extent that it relates to a matter Disclosed in the Disclosure Letter and/or the Data Room in accordance with Clause 4.3 or the Buyer has or had actual knowledge of the Warranty Claim or of the matters giving rise to the Warranty Claim on or before the date of this Deed (and the Buyer agrees and undertakes not to make any Warranty Claim where such knowledge exists or existed). For the purpose of this paragraph, the Buyer’s knowledge shall be deemed to be limited to the actual knowledge of each of Alan Masarek, David Pearson, Randy Rutherford, Vinod Lala and Omar Javaid immediately prior to the execution of this Deed.

3.	CONTINGENT LIABILITIES
The Warrantors shall not be liable in respect of any contingent liability in relation to any Claim unless and until such contingent liability becomes an actual liability and is due and payable. This is without prejudice to the right of the Buyer to give notice of the Claim to the Warrantors’ Representative notwithstanding the fact that the liability may not have become an actual liability. The fact that the liability may not have become an actual liability within the time limits provided in paragraph 1 of this Schedule 2 shall not exonerate the Warrantors in respect of any Claim properly notified within such time limits.

4.	CONDUCT OF THIRD-PARTY CLAIMS

4.1
If the Buyer becomes aware of any claim by a third party (a “Third-Party Claim”) after Completion which is likely to result in a Warranty Claim, the Buyer shall promptly give notice of the Third-Party Claim to the Warrantors’ Representative and, subject to the Buyer and each of its Affiliates being indemnified to the Buyer’s reasonable satisfaction in writing by the Warrantors against all reasonable costs and expenses, including those of its legal advisers, incurred in respect of that Third Party Claim, shall and shall procure that the Acquired Companies shall:

4.1.1	not make any knowing admission of liability or make any agreement or compromise in relation to that Third Party Claim without prior consultation with the Warrantors’ Representative; and

4.1.2
(subject to the Warrantors having accepted liability to the Buyer in respect of the Warranty Claim in writing and the Buyer being entitled to engage its own legal advisers) take such action as the Warrantors’ Representative may reasonably request to avoid, resist, dispute, appeal, compromise, remedy or defend that Third Party Claim, except where, in the reasonable opinion of the Buyer, such action would be materially prejudicial to the business of the Buyer or any of the Acquired Companies or would be misleading or inaccurate in any material respect.

4.2
The rights of the Warrantors’ Representative under this paragraph 4 of this Schedule 2 shall only apply to a Third-Party Claim if the Warrantors’ Representative gives notice to the Buyer in writing of its intention to exercise its rights within 10 Business Days of the Buyer giving notice of the Third-Party Claim. If the Warrantors’ Representative does not give notice during that period, the Buyer shall be entitled in its absolute discretion to settle, compromise, or resist any action, proceedings or claim against the Buyer, its Affiliates or any of the Acquired Companies out of which that Third-Party Claim arises.

5.	WARRANTOR ACCESS
In the event of a Claim, the Buyer shall, subject to the Warrantors giving such undertakings as to confidentiality as the Buyer may reasonably require, procure that the Warrantors’ Representative is provided, upon reasonable notice and during normal business hours, access to such information, records, premises and personnel of the relevant Acquired Companies as the Warrantors’ Representative may reasonably require (not being any which would otherwise be subject to legal privilege) to investigate, avoid, remedy, dispute, resist, appeal, compromise or contest such Claim.

6.	NO DUPLICATION OF RECOVERY
The Buyer shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of the same Damages, regardless of whether more than one Claim (or any other claim under the Offer Document or otherwise) arises in respect of it.

7.	EXCLUSIVE REMEDY
The Buyer and the Warrantors acknowledge and agree that their sole and exclusive remedy following Completion with respect to any breach of this Deed (other than claims arising from fraud or fraudulent misrepresentation) shall be pursuant to the provisions set forth in this Schedule 2, and the Buyer will not be entitled to rescind or repudiate this Deed or the Offer or to recover damages in tort or for misrepresentation (except in the case of fraud); provided, further, that nothing in this paragraph 7 of this Schedule 2, or in any other provision of this Deed, shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled under Clause 6.4 or to seek any remedy on account of any party’s fraud or willful misconduct.

8.	W&I INSURANCE POLICY PROCESS
Notwithstanding anything herein to the contrary, except for claims arising from fraud, any claims by the Buyer under the W&I Insurance Policy shall be asserted and resolved in compliance with the procedures set forth in the W&I Insurance Policy. Any objections by the provider under the W&I Insurance Policy for any claim brought by the Buyer under the W&I Insurance Policy, as well as the resolution of any disputes related thereto, shall also proceed in accordance with the procedures set forth in the W&I Insurance Policy. The Buyer shall provide to the Warrantors’ Representative, concurrently with delivery to the requisite parties under the W&I Insurance Policy, copies of any claim submitted by the Buyer pursuant to the W&I Insurance Policy.

9.	RECOVERY FROM INSURANCE

9.1
The Warrantors will not be liable in respect of any Claim to the extent that the amount of such Claim is actually recovered (after taking into account any costs, expenses and any irrecoverable Taxes incurred in obtaining such recovery) under any policy of insurance in force prior to or after the date of this Deed.

9.2
If the Buyer and/or an Acquired Company are at any time entitled under an insurance policy to recover any sum in respect of any matter giving rise to a Claim (whether before or after the Warrantors have made a payment hereunder), the Buyer will first take, or procure that the Acquired Company takes steps to enforce such recovery and thereafter any Claim against the Warrantors will be limited (in addition to the other limitations in this Schedule 2) to the amount by which the loss or damage suffered by the Buyer as a result of the matter giving rise to the Claim exceeds the amount so recovered.

10.	RELEASE

10.1
Each Warrantor on behalf of itself and any of its predecessors, Affiliates, successors and assigns, and any of their respective past, present or future Representatives (the “Releasing Party”), irrevocably and unconditionally fully and forever waives, releases and discharges the Buyer and any of its Affiliates (including the Acquired Companies after Completion), successors and assigns (the “Released Party”) from any and all actions, costs, expenses, losses, liabilities, penalties, damages, claims, and demands, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, actual or contingent (collectively, “Claims”) which relate to or arise out of the Releasing Party’s rights as a shareholder of the Company or any rights or commitments to any Equity Interest in the Acquired Companies, other than any Claims which arise out of (a) this Deed or the Offer

Document or (b) any compensation or related benefits earned by the Releasing Party in his or her capacity as an employee of the Acquired Companies.

10.2
Nothing in this Deed will in any way restrict or limit the general obligation at law of the Buyer to mitigate any loss or damage which it may suffer in consequence of any breach by any of the Warrantors of this Deed.

10.3
No Claim for any breach of Clause 3.1 shall be admissible and no Warrantor shall be liable in respect of such only to the extent that any such claim by the Buyer or the subject matter thereof has been or is made good or is otherwise compensated in full (otherwise than by the Buyer or any of its Affiliates or any Acquired Company) at no cost or liability to the Buyer or any of its Affiliates or any Acquired Company within 30 Business Days of the matter, event, fact or circumstance giving rise to that such claim occurring (or failing to occur).

11.	WARRANTORS’ REPRESENTATIVE

11.1	Each Warrantor appoints Dennis Fois and Guy Sochovsky (acting jointly) to act as the initial Warrantors’ representatives (the “Warrantors’ Representatives”) under this Deed.

11.2
Each Warrantor hereby appoints the Warrantors’ Representatives as such Warrantor’s true and lawful attorneys (acting jointly), with full power of substitution and resubstitution, in such Warrantor’s name, place and stead, in any and all capacities, in connection with this Deed, granting to said attorneys full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with the Offer as fully to all intents and purposes as such Warrantor might or could do in person.

11.3
The Warrantors’ Representatives shall have the full power and authority on behalf of the Warrantors, jointly and not severally, to take any and all actions and make any and all determinations in respect of this Deed. Without limiting the generality of the foregoing, each Warrantor hereby authorizes the Warrantors’ Representatives to (i) negotiate, execute and deliver all amendments, modifications and waivers to this Deed, (ii) take all actions on behalf of the Warrantors in connection with any claims or disputes with respect to this Deed, and (iii) accept notices on behalf of the Warrantors.

11.4	No Warrantor will be permitted to take any action pursuant to this Deed without the prior written approval of the Warrantors’ Representatives.

11.5	The Warrantors’ Representatives will not receive a fee for serving as the Warrantors’ Representatives under this Deed.

11.6	The Warrantors’ Representatives will be entitled to engage counsel and other advisors, and the reasonable fees and expenses of such counsel and advisors will be paid by the Warrantors.

11.7
The Warrantors’ Representatives will not be liable to any Warrantor for any action taken by them (or either of them) pursuant to this Deed and the Warrantors will jointly and severally indemnify and hold the Warrantors’ Representatives harmless from any Damages arising out of the Warrantors’ Representatives serving as the Warrantors’ Representatives under this Deed, except, in each case, if and to the extent the Warrantors’ Representatives has engaged in fraud as finally determined by a court of competent jurisdiction.

11.8
Any Person serving as a Warrantors’ Representative under this Deed may resign as a Warrantors’ Representative upon at least ten (10) days prior written notice to the Warrantors and the Buyer. All rights of a Warrantors’ Representative to indemnification under this Deed will survive such Warrantors’ Representative’s resignation or removal.

11.9
The Warrantors will indemnify, hold harmless and reimburse the Warrantors’ Representatives for all costs and expenses incurred by the Warrantors’ Representatives acting in such capacity under this Deed (with such amount allocated among the Warrantors based on their respective Allocable Share of such amount).

11.10
As the representative of the Warrantors, the Warrantors’ Representatives shall act as the agent for all the Warrantors and shall have authority to bind each Warrantor in accordance with this Deed, and the Buyer may rely on such appointment and authority until the receipt of notice of the appointment of a successor upon five (5) Business Days’ prior written notice to Buyer.

SCHEDULE 3
CONDUCT OF BUSINESS PENDING COMPLETION

1.	BUYER’S RIGHT OF ACCESS

1.1
From the date of this Deed the Buyer, and up to ten individuals authorised by it (or such additional persons authorized in writing by the Warrantors’ Representative), shall after giving reasonable notice to the Company be allowed reasonable access during normal business hours and so as to minimize the disruption caused to the Business to all the Leased Real Property, premises, books and records of each Acquired Company, and the Company shall supply or procure the supply of any information reasonably required by the Buyer relating to each Acquired Company and their respective affairs, in each case at the Buyer’s cost and solely in connection with consummating the transactions contemplated by the Offer (or such other purpose approved in writing by the Warrantors’ Representative), provided in each case that nothing in this paragraph shall require the Company or the Warrantors to carry out any act or omission or provide or otherwise give access to any information which may cause it to waive or result in the waiver of any legal privilege in any documentation or information subject to legal privilege.

1.2
The Buyer shall not and shall procure that none of its Affiliates or any of its or their Representatives shall make use of or divulge to any other person any confidential information relating to any Acquired Company which the Buyer may obtain in the exercise of its rights under paragraph 1.1 of this Schedule 3. Such obligation shall cease to apply with effect from Completion in respect of all such confidential information, whenever obtained, but should Completion not take place such obligation shall continue without limit of time.

2.	CONDUCT OF COMPANY’S BUSINESS PENDING COMPLETION

2.1
From the date of this Deed until Completion (both dates inclusive) the Company and (to the extent of their respective rights as a Shareholder or as a director of any Acquired Company) each of the Warrantors shall procure that:

2.1.1	the Business is carried on in the Ordinary Course of Business;

2.1.2
they shall use their reasonable endeavours to preserve the goodwill of the Business and encourage customers and suppliers to continue to deal with them and shall do nothing which will or would be reasonably likely to materially damage such goodwill; and

2.1.3
no Acquired Company shall, without the prior consent in writing of the Buyer (such consent not to be unreasonably withheld or delayed in respect of the matters set out in sub-paragraphs (d), (g), (h), (l), (m), (n) or (s) below):

(a)	make any alteration to its memorandum or articles of association or its constitution; or

(b)
create, allot or issue, repay or redeem or grant any option over any shares or loan capital or securities convertible into shares, or modify the rights attaching to any of its issued shares or loan capital, or purchase any of its shares or loan capital or reduce its share capital; or

(c)	alter the nature or scope of its Business; or

(d)	enter into any transaction other than on arms’ length terms and for full and proper consideration; or

(e)	acquire (whether by one transaction or by a series of transactions) the whole or a substantial or material part of the business, undertaking or assets of any other person; or

(f)
dispose of (whether by one transaction or by a series of transactions related or not) and whether or not in the ordinary course of business the whole or any substantial or material part of its business, undertaking or (except in the ordinary course of business) assets; or

(g)	incur any capital expenditures in excess of One Hundred Fifty Thousand Dollars ($150,000) individually or Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate;

(h)
other than in respect of drawing down less than $500,000 under the SVB Facilities, take any loans, borrowings or other form of funding or financial facility or assistance, or enter into any foreign exchange contracts, interest rate swaps, collars, guarantees or agreements or other interest rate instruments or any contracts or arrangements relating to derivatives or differences (other than normal trade credit or between another Acquired Company); or

(i)
grant any loans or other financial facilities to, or any guarantees for the benefit of, any person, or create any Encumbrance (other than a Permitted Encumbrance) over the whole or any part of its undertaking, property or assets; or

(j)	enter into any joint venture, partnership or other agreement or arrangement for the sharing of profits or assets; or

(k)
enter into any death, retirement, pension, profit sharing, bonus, share option, share incentive or other similar scheme for the benefit of any of its officers or employees or make any variation (including, but without limitation, any increase in the rates of contribution) to any such existing scheme or effect any key man insurance; or

(l)	commence, compromise, settle, waive a right in respect of or discontinue any legal or arbitration proceedings (other than routine debt collection) where the financial exposure of, or payment to, the Acquired Company is reasonably likely to be in excess of One Hundred Fifty Thousand Dollars ($150,000); or

(m)	prematurely repay or prepay or amend the terms of any loans, borrowings or other financial facilities made available to it or change its policy in relation to the payment of creditors; or

(n)
terminate the employment or office of any of its Key Employees or appoint any person who is not already an employee of an Acquired Company and whose annual salary would exceed One Hundred Thousand Dollars ($100,000) or materially alter the terms of employment or engagement of any Key Employee; or

(o)	declare, make or pay any dividend or distribution (whether of capital or of profits); or

(p)
enter into any agreement or arrangement with, or materially vary any existing agreement or arrangement with any Shareholder or any Affiliate of any Shareholder not on arms’ length terms or outside the Ordinary Course of Business; or

(q)	fail to maintain in force all its Insurance Policies at their current or better level of cover or to pay all premiums which may become due in respect thereof;

(r)	do anything to affect the continuation and validity of all licences and consents upon which the Business depends or fail to renew any such licence or consent;

(s)
make any material alterations to any of the leased Real Property or terminate or giving a notice to terminate any lease or licence under which any such Leased Real Property is held or varying the terms thereof;

(t)	make any change to its accounting reference date or to any accounting procedures or policies or basis of drawing up accounts;

(u)	make any Leakage other than Permitted Leakage;

(v)
enter into, grant or materially modify or agree to terminate any rights or enter into any agreement relating to the Intellectual Property Rights or otherwise allow any of its rights relating to Intellectual Property Rights to lapse in each case other than in the Ordinary Course of Business;

(w)	enter into any agreement or obligation to do anything prohibited by the foregoing paragraphs.

2.1.4	Nothing in this Schedule 3 shall restrict or prevent any act or omission by any Person:

(a)	as a result of, or to comply with, any applicable law and/or regulation;

(b)	in due performance of any agreement or other obligation entered into by or otherwise binding on that person as Disclosed in the Data Room or Disclosure Letter prior to the date of this Deed;

(c)	pursuant to any matter expressly permitted by this Deed or required to give effect to, implement or complete the Offer;

(d)	any allotment and issuance of Shares pursuant to the Company Stock Options;

(e)
any matter reasonably undertaken by any Acquired Company in an emergency or disaster situation with the bona fide intention of, and to the extent only of those matters strictly required with a view to, minimising any adverse effect of any steps or measures taken and preserving value of the Acquired Companies for the benefit of the Buyer, provided that the Buyer is immediately notified thereof and is, as far as reasonably practicable, consulted in advance in relation to such steps or measures;

(f)	any matter undertaken at the written request of or with the prior consent of the Buyer; and/or

(g)	pursuant to any matter specifically and expressly contemplated in the Business Plan.

SCHEDULE 4
WARRANTORS

Name (1)	Contact Details (2)	Allocable Share (3)	Aggregate Cap (4)
Dennis Fois	3561 Jackson St. San Francisco CA 94118 United States E-mail: dennis.fois@newvoicemedia.com	48.9%	$650,639
Guy Sochovsky	427 Riviera Circle Larkspur CA 94939 United States E-mail: guy.sochovsky@newvoicemedia.com	27.5%	$366,014
Artur Michalczyk	20 The Courtyard Beggarwood Basingstoke Hampshire RG22 4FJ United Kingdom E-mail: artur.michalczyk@newvoicemedia.com	8.4%	$112,151
Moni Manor	1508 Wildrose Way Mountain View CA 94043 United States E-mail: moni.manor@newvoicemedia.com	9.6%	$128,115
Fiona Talbot	Flat 319 Ben Jonson House Barbican London Middlesex EC2Y 8NQ United Kingdom E-mail: fiona.talbot@newvoicemedia.com	5.6%	$74,719

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.
EXECUTED and DELIVERED                )
as a DEED by                            )        /s/ Dennis Fois
DENNIS FOIS                         )
In the presence of:                        )

Signature of Witness:         /s/ Guy Sochovsky
Name of Witness:        Guy Sochovsky
Address of Witness:        427 Riviera Circle
Larkspur, CA 94939

[Signature page to the Management Warranty Deed]

EXECUTED and DELIVERED                )
as a DEED by                            )         /s/ Guy Sochovsky
GUY SOCHOVSKY                        )
In the presence of:                        )

Signature of Witness:        /s/ Dennis Fois
Name of Witness:        Dennis Fois
Address of Witness:        3561 Jackson St.
San Francisco, CA 94118 United States

[Signature page to the Management Warranty Deed]

EXECUTED and DELIVERED                )
as a DEED by                            )         /s/ Artur Michalczyk
ARTUR MICHALCZYK                    )
In the presence of:                        )

Signature of Witness:        /s/ Fiona Talbot
Name of Witness:        Fiona Talbot
Address of Witness:        Flat 319, Ben Jonson House
Barbican, London, Middlesex EC2Y 8NQ United Kingdom

[Signature page to the Management Warranty Deed]

EXECUTED and delivered                    )
as a DEED by                            )         /s/ Moni Manor
MONI MANOR                         )
In the presence of:                        )

Signature of Witness:         /s/ Guy Sochovsky
Name of Witness:        Guy Sochovsky
Address of Witness:        427 Riviera Circle
Larkspur, CA 94939 United States

[Signature page to the Management Warranty Deed]

EXECUTED and DELIVERED                )
as a DEED by                            )         /s/ Fiona Talbot
FIONA TALBOT                         )
In the presence of:                        )

Signature of Witness:        /s/ Artur Michalczyk
Name of Witness:        Artur Michalczyk
Address of Witness:        20 The Courtyard, Beggarwood
Basingstoke, Hampshire RG22 4FJ United Kingdom

[Signature page to the Management Warranty Deed]

EXECUTED and DELIVERED        )
as a DEED by                    )
NEWVOICEMEDIA LIMITED        )
acting by Dennis Fois,                    /s/ Dennis Fois
a director, in the presence of:                    Director

Signature of Witness:         /s/ Guy Sochovsky
Name of Witness:        Guy Sochovsky
Address of Witness:        427 Riviera Circle
Larkspur, CA 94939 United States

[Signature page to the Management Warranty Deed]

EXECUTED and DELIVERED         )
as a DEED by                    )
VONAGE HOLDINGS CORP.        )
acting by David T. Pearson,                    /s/ David T. Pearson
Chief Financial Officer

[Signature page to the Management Warranty Deed]